As filed with the Securities and Exchange Commission on August 12, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELUS CORPORATION

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

British Columbia, Canada	98-0361292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

23rd Floor, 510 West Georgia Street

Vancouver, British Columbia V6B 0M3

Canada
Tel: (604) 697-8044

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
28 Liberty St.

New York, New York 10005

(212) 590-9200
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Stephen Lewis 510 W. Georgia St., 8th Floor Vancouver, British Columbia V6B 0M3 Canada (604) 697-8044	Pierre Dagenais Norton Rose Fulbright Canada LLP Royal Bank Plaza, South Tower, Suite 3800, 200 Bay Street, P.O. Box 84, Toronto, ON M5J 2Z4 Canada (416) 216-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Unit(2)		Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee(3)
Common Shares (including the associated rights)(1)	5,000,000	US$	22.57	US$	112,850,000	US$	12,311.94

(1)	Each common share of TELUS Corporation (a “Common Share”) is accompanied by a Common Share purchase right (a “Common Share Purchase Right”) pursuant to the Shareholder Rights Plan Agreement, dated as of March 13, 2019, (the “Rights Plan”), between TELUS Corporation and Computershare Trust Company of Canada, as rights agent. Until the occurrence of certain events specified in the Rights Plan, the Common Share Purchase Rights will not be exercisable or evidenced separately from the Common Shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low sale prices of the Common Shares reported on the New York Stock Exchange on August 6, 2021.
(3)	The prospectus contained herein relates to an aggregate of 20,684,159 Common Shares, including, pursuant to Rule 429 under the Securities Act of 1933, as amended, 5,000,000 Common Shares registered hereby and 15,684,159 unsold Common Shares that were previously registered under the Registrant’s Registration Statement on Form F-3D (File No. 333-232967), filed on August 2, 2019.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this Registration Statement relates to Registration Statement 333-232967.

PROSPECTUS

Amended and Restated Dividend Reinvestment and Share Purchase Plan

TELUS CORPORATION

TELUS Corporation (“TELUS,” “we,” “our,” “us” or the “Company”) is offering Common Shares through the Company’s Amended and Restated Dividend Reinvestment and Share Purchase Plan (the “Plan”). The Plan provides you with an economical and convenient way to purchase additional Common Shares. Our Common Shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “TU” and on the Toronto Stock Exchange (the “TSX”) under the symbol “T.” On August 11, 2021, the last reported trading price of the Common Shares was US$22.66 on the NYSE and $28.33 on the TSX. Some of the significant features of the Plan are as follows:

•	You may purchase additional Common Shares by automatically reinvesting your cash dividends in our Common Shares.

•	You may purchase additional Common Shares by making optional cash payments of $100 to $20,000 per calendar year.

•	Common Shares to be acquired under the Plan will be, at our election, either Common Shares purchased on the open market through the facilities of the TSX, or newly issued Common Shares purchased from us.

•	The price to you of Common Shares purchased with the reinvestment of dividends will depend on our election as to whether those Common Shares are purchased on the open market or purchased from us. The price to you of any Common Shares purchased on the open market will be the average price paid (excluding brokerage commissions, fees and transaction costs) on the open market per Common Share by the Plan Agent (as defined herein) for all Common Shares purchased in respect of a Dividend Payment Date (as defined herein) under the Plan. The price to you of any Common Shares purchased from us will be the weighted average trading price for all trades of Common Shares on the Toronto Stock Exchange for the five (5) trading days immediately preceding the Investment Date (as defined herein), less a discount, if any, of up to 5%, at the Company’s election. As of the date of this prospectus, the discount has been set by our Board of Directors at 2%. Participants will be notified of any change in the discount by news release.

•	The price to you of Common Shares purchased with optional cash payments will depend on our election as to whether those Common Shares are purchased on the open market or purchased from us. The price to you of any Common Shares purchased with optional cash payments on the open market will be the average price paid (excluding brokerage commissions, fees and transactions costs) on the open market per Common Share by the Plan Agent for all Common Shares purchased in respect of an Investment Date under the Plan. The price to you of any Common Shares purchased with optional cash payments from us will be the weighted average trading price for all trades of Common Shares on the Toronto Stock Exchange for the five (5) trading days immediately preceding the Investment Date.

•	Your participation in the Plan is voluntary and you may commence or terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

On August 2, 2019, we filed a registration statement with the Securities and Exchange Commission including a prospectus relating to 20,000,000 Common Shares issuable pursuant to the Plan. This prospectus relates to 15,684,159 of such Common Shares that remain available for issuance as of the date hereof and an additional 5,000,000 Common Shares, which Common Shares, in each case, if as and when issued, will be issued pursuant to the Plan.

Investing in our Common Shares involves risks. See “Forward-Looking Statements” on page 5 of this prospectus. See also “Risk Factors” on page 3 of this prospectus for a discussion of certain factors relevant to an investment in our Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2021.

RISK FACTORS

Before you decide to participate in the Plan and invest in our Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, including the matters set forth in the section entitled “Risks and risk management” in our Management’s Discussion and Analysis of financial results for the year ended December 31, 2020, incorporated by reference into our Annual Report on Form 40-F (as defined herein), and in our Management’s Discussion and Analysis of financial results for the three-month and six-month periods ended June 30, 2021, before you decide to participate in the Plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested.

The price of our Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

The Company may amend, suspend or terminate the Plan at any time.

Under the Plan, we reserve the right to amend, suspend or terminate the Plan or any portion thereof at any time and from time to time, but any such action shall not have retroactive effect that would prejudice the interests of Plan participants (“Participants”). We also reserve the right to increase the number of Common Shares that we may issue under the Plan from time to time, by amounts determined by our Board of Directors. All amendments to the Plan are subject to the prior approval of the Toronto Stock Exchange. All Participants will be sent written notice of any such amendment, suspension or termination. If the Plan is terminated, the Plan Agent will remit to Participants a DRS Advice (as defined herein), or certificates registered in their name, for whole Common Shares, together with the proceeds from the sale of any fractions of Common Shares. If the Plan is suspended, subsequent dividends on Common Shares will be paid in cash.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and, accordingly, file reports with and furnish other information to the Securities and Exchange Commission (the “Commission”). Under the multi-jurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. The Commission maintains an internet site that contains reports and other information that we file or furnish electronically with the Commission, available at http://www.sec.gov. You can also find information about the Company on our website at www.telus.com. Any information that is included on or linked to our website is not a part of this prospectus.

We have filed under the U.S. Securities Act of 1933, as amended, which we refer to as the Securities Act, a registration statement on Form F-3 relating to the Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and our Common Shares, you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the Commission. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the Commission will automatically update and supersede that information. The following documents, which we have filed with or furnished to the Commission, are specifically incorporated by reference in this prospectus:

•	our Annual Report on Form 40-F for the year ended December 31, 2020, which contains our audited financial statements for such fiscal year (our “Annual Report on Form 40-F”);

•	our Information Circular, dated March 10, 2021, relating to the annual meeting of our shareholders held on May 7, 2021, attached as Exhibit 99.1 to our Report on Form 6-K furnished to the Commission on April 1, 2021;

•	our Unaudited Condensed Interim Consolidated Financial Statements as at and for the three-month and six-month periods ended June 30, 2021, together with the notes thereto, attached as Exhibit 99.1 to our Report on Form 6-K furnished to the Commission on July 30, 2021;

•	our Management’s Discussion and Analysis of financial results for the three-month and six-month periods ended June 30, 2021, attached as Exhibit 99.2 to our Report on Form 6-K furnished to the Commission on July 30, 2021; and

•	the description of our Common Shares contained in our Registration Statement on Form 8-A filed on January 31, 2013 under Section 12 of the Exchange Act, including any amendment or report updating such description.

In addition, we incorporate by reference all Annual Reports on Form 40-F we file with the Commission between the date of this prospectus and the termination of the offering of the Common Shares. We may also incorporate by reference future filings on Form 6-K by identifying in such forms that they are being incorporated in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to TELUS Corporation — Chief Legal and Governance Officer, 23rd Floor – 510 West Georgia Street, Vancouver, British Columbia V6B 0M3, Canada, telephone number (604) 695-6420.

Our company is a “foreign private issuer” as defined in the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our Common Shares by our officers and directors are exempt from Section 16 of the Exchange Act.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES IN THE UNITED STATES

We are organized under the laws of British Columbia, Canada. Many of our directors, controlling persons, officers and experts named in this prospectus are residents of Canada or other jurisdictions outside the United States and a substantial part of our assets are located outside the United States. As a result, it may be difficult for shareholders to effect service within the United States upon those directors, controlling persons, officers and experts who are not residents of the United States, or to realize in the United States upon judgments of the courts of the United States that are based on the civil liability provisions of the United States federal securities laws. We have been advised by Norton Rose Fulbright Canada LLP, our Canadian counsel, that, in their opinion, there is doubt about the enforceability in Canada against us or our directors, controlling persons, officers and experts who are not residents of the United States in original actions for enforcement of judgments of United States courts of liabilities based solely on United States federal securities laws.

FORWARD-LOOKING STATEMENTS

This prospectus, together with the documents incorporated by reference herein and therein, contains forward-looking statements about expected events and our financial and operating performance. Forward-looking statements include any statements that do not refer to historical facts. They include, but are not limited to, statements relating to our objectives and our strategies to achieve those objectives, including the anticipated benefits and efficiencies of the accelerated investments in fibre and 5G that we plan to make, the timing of our accelerated investment program, statements regarding our sustainability strategy, targets to reduce emissions, including our sustainability performance target of reducing our absolute scope 1 and 2 greenhouse gas (“GHG”) emissions by 46% from 2019 levels by 2030, our commitment to report annually on our performance in reducing scope 1 and 2 GHG emissions, our commitment to obtain an annual independent and external verification of our performance against the sustainability performance target and to report such performance and such independent and external verification, our plans and expectations regarding the impact of the COVID-19 pandemic and responses to it, and our multi-year dividend growth program. Forward-looking statements are typically identified by the words assumption, goal, guidance, objective, outlook, strategy, target and other similar expressions, or future or conditional verbs such as aim, anticipate, believe, could, expect, intend, may, plan, predict, seek, should, strive and will. These statements are made pursuant to the “safe harbour” provisions of applicable securities laws in Canada and the United States Private Securities Litigation Reform Act of 1995.

By their nature, forward-looking statements are subject to inherent risks and uncertainties and are based on assumptions, including assumptions about future economic conditions and courses of action. These assumptions may ultimately prove to have been inaccurate and, as a result, our actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements. Updates to the assumptions on which our 2021 outlook is based are presented in Section 9 “Update to general trends, outlook and assumptions, and regulatory developments and proceedings” in our Management’s Discussion and Analysis of financial results for the three-month and six-month periods ended June 30, 2021, which is incorporated by reference into this prospectus.

Risks and uncertainties that could cause actual performance or events to differ materially from the forward-looking statements made herein and in other TELUS filings incorporated by reference herein include, but are not limited to, the following:

•	The COVID-19 pandemic including: its impacts on our customers, suppliers and vendors, our team members and our communities, as well as changes resulting from the pandemic to our business and operations including to the demand for and supply of the products and services that we offer and the channels through which we offer them.

•	Regulatory decisions and developments including: changes to our regulatory regime (the timing of announcement or implementation of which are uncertain) or the outcomes of proceedings, cases or inquiries relating to its application, including but not limited to those set out in Section 9.1 “Communications industry regulatory developments and proceedings” in our Management’s Discussion and Analysis of financial results for the three-month and six-month periods ended June 30, 2021, such as the potential for government to allow consolidation of competitors in our industry or conversely for government intervention to further increase competition, for example, through mandated wholesale access; the potential for additional government intervention on pricing, including the March 2020 announcement by the federal government (reiterated in June 2020) targeting a 25% price reduction over a two-year period by the national wireless carriers in postpaid mobile bring-your-own-device wireless plans using between 2 to 6 GB of data; federal and provincial consumer protection legislation and regulation including the introduction by the federal government of Bill C-11, the Digital Charter Implementation Act, 2020, which aims to give consumers new privacy rights and imposes new monetary penalties for non-compliance; amendments to existing federal legislation; potential threats to unitary federal regulatory authority over communications in Canada; potential threats to the Canadian Radio-television and Telecommunications Commission’s ability to enforce the Wholesale Code, which aims to ensure the fair treatment by vertically integrated firms of rival broadcasting distributors and programming services; regulatory action by the Competition Bureau or other regulatory agencies; spectrum and compliance with licences, including our compliance with licence conditions, changes to spectrum licence fees, spectrum policy determinations such as restrictions on the purchase, sale, subordination and transfer of spectrum licences, the cost, availability and timing of spectrum, and ongoing and future consultations and decisions on spectrum licensing and policy frameworks, auctions and allocation; the impact on us and other Canadian telecommunications carriers of government or regulatory actions with respect to certain countries or suppliers, including U.S. federal regulations pertaining to certain technology transactions deemed to constitute national security risks and the imposition of additional licence requirements on the export, re-export and transfer of goods, services and technology to Huawei Technologies Co. Ltd. and its non-U.S. affiliates, and decisions of other foreign governments, which could result in a general shortage of chip sets and other equipment; restrictions on non-Canadian ownership and control of the Common Shares and the ongoing monitoring of and compliance with such restrictions; unanticipated changes to the current copyright regime; and our ability to comply with complex and changing regulation of the healthcare and medical devices industry in the jurisdictions in which we operate, including as an operator of health clinics. The jurisdictions in which we operate, as well as the contracts that we enter into (particularly those of TELUS International (Cda) Inc.’s (“TELUS International” or “TI”) business), require us to comply with or facilitate our clients’ compliance with numerous, complex and sometimes conflicting legal regimes, both domestically and internationally. See “TELUS International’s financial performance which impacts the Company’s financial performance” below.

•	Competitive environment including: our ability to continue to retain customers through an enhanced customer service experience that is differentiated from our competitors, including through the deployment and operation of evolving network infrastructure; intense competition, including the ability of industry competitors to successfully combine a mix of new service offerings and, in some cases, under one bundled and/or discounted monthly rate, along with their existing services; the success of new products, services and supporting systems, such as home automation security and Internet of Things (“IoT”) services for internet-connected devices; continued intense competition across all services among telecommunications companies, cable companies, other communications companies and over-the-top (“OTT”) services, which, among other things, places pressures on current and future average billing per subscriber per month (“ABPU”), average revenue per subscriber per month (“ARPU”), cost of acquisition, cost of retention and churn rate for all services, as do market conditions, government actions, customer usage patterns, increased data bucket sizes or flat-rate pricing trends for voice and data, inclusive rate plans for voice and data and availability of Wi-Fi networks for data; consolidation, mergers and acquisitions of industry competitors; subscriber additions, losses and retention volumes; our ability to obtain and offer content on a timely basis across multiple devices on mobile and TV platforms at a reasonable cost as content costs per unit continue to grow; vertical integration in the broadcasting industry resulting in competitors owning broadcast content services, and timely and effective enforcement of related regulatory safeguards; TI’s ability to compete with professional services companies that offer consulting services, information technology companies with digital capabilities, and traditional contact center and business process outsourcing companies that are expanding their capabilities to offer higher-margin and higher-growth digital services; in our TELUS Health business, our ability to compete with other providers of electronic medical records and pharmacy management products, claims adjudicators, systems integrators and health service providers including those that own a vertically integrated mix of health services delivery, IT solutions and related services, global providers that could achieve expanded Canadian footprints, and in the provision of virtual healthcare services, preventative health services and personal emergency response services; and in our TELUS Agriculture business, while we maintain a broad solution set as compared to other agriculture technology providers, our ability to compete with focused software and IoT competitors.

•	Technological substitution including: reduced utilization and increased commoditization of traditional fixed voice services (local and long distance) resulting from impacts of OTT applications and mobile substitution; a declining overall market for TV services, including as a result of content piracy and signal theft, a rise in OTT direct-to-consumer video offerings and virtual multichannel video programming distribution platforms; the increasing number of households that have only mobile and/or internet-based telephone services; potential declines in ABPU and ARPU as a result of, among other factors, substitution by messaging and OTT applications; substitution by increasingly available Wi-Fi services; and disruptive technologies, such as OTT IP services, including software-defined networks in the business market, that may displace or cause us to reprice our existing data services, and self-installed technology solutions.

•	Challenges to our ability to deploy technology including: high subscriber demand for data that challenges wireless networks and spectrum capacity levels and may be accompanied by increases in delivery cost; our reliance on information technology and our ability to streamline our legacy systems; the roll-out, anticipated benefits and efficiencies, and the evolution of wireless broadband technologies and systems, including video distribution platforms and telecommunications network technologies (broadband initiatives, such as fibre-to-the-premises, wireless small-cell deployment, 5G wireless and availability of resources and our ability to build out adequate broadband capacity); our reliance on wireless network access agreements, which have facilitated our deployment of wireless technologies; our choice of suppliers and those suppliers’ ability to maintain and service their product lines, which could affect the success of upgrades to, and evolution of, technology that we offer; supplier limitations and concentration and market power for products such as network equipment, TELUS TV® and wireless handsets; our expected long-term need to acquire additional spectrum capacity through future spectrum auctions and from third parties to address increasing demand for data and our ability to utilize spectrum we acquire; deployment and operation of new wireline broadband network technologies at a reasonable cost and the availability and success of new products and services to be rolled out using such network technologies; network reliability and change management; and our deployment of self-learning tools and automation that may change the way we interact with customers.

•	Capital expenditure levels and potential outlays for spectrum licences in auctions or purchases from third parties, affect and are affected by: our broadband initiatives, including connecting more homes and businesses directly to fibre; our ongoing deployment of newer wireless technologies, including wireless small cells to improve coverage and capacity; investments in network resiliency and reliability, including to address changes in usage resulting from restrictions imposed in response to COVID-19; the allocation of resources to acquisitions and future wireless spectrum auctions held by Innovation, Science and Economic Development Canada, including the 3500 MHz spectrum auction that took place in June and July 2021, the announcement of a second consultation on the auctioning of the 3800 MHz spectrum, which the Minister of Innovation, Science and Industry stated is expected to take place in 2023, and the millimetre wave spectrum auction, which is expected to commence in 2024. Our capital expenditure levels could be impacted if we do not achieve our targeted operational and financial results or by changes to our regulatory environment.

•	Operational performance and business combination risks including: our reliance on legacy systems and ability to implement and support new products and services and business operations in a timely manner; our ability to manage the requirements of large enterprise deals; our ability to implement effective change management for system replacements and upgrades, process redesigns and business integrations (such as our ability to successfully complete and integrate acquisitions into our operations and culture, complete divestitures or establish partnerships in a timely manner and realize expected strategic benefits, including those following compliance with any regulatory orders); our ability to identify and manage new risks inherent in new service offerings that we may provide, including as a result of acquisitions, which could result in damage to our brand, our business in the relevant area or as a whole, and additional exposure to litigation or regulatory proceedings; and our ability to effectively manage our infrastructure and team member expansion.

•	Data protection including: risks that malfunctions or unlawful acts could result in unauthorized access to, change, loss, or distribution of data, which may compromise the privacy of individuals and could result in financial loss and harm to our reputation and brand.

•	Security threats including: intentional damage or unauthorized access or attempted access to our physical assets or our IT systems and networks, which could prevent us from providing reliable service or result in unauthorized access to our information or that of our customers.

•	Ability to successfully implement cost reduction initiatives and realize planned savings, net of restructuring and other costs, without losing customer service focus or negatively affecting business operations. Examples of these initiatives are: our operating efficiency and effectiveness program to drive improvements in financial results; business integrations; business product simplification; business process automation and outsourcing; offshoring and reorganizations; procurement initiatives; and real estate rationalization.

•	Foreign operations and our ability to successfully manage operations in foreign jurisdictions, including managing risks such as currency fluctuations and exposure to various economic, international trade, political and other risks of doing business globally. See also “TELUS International’s financial performance which impacts the Company’s financial performance” below.

•	Business continuity events including: our ability to maintain customer service and operate our network in the event of human error or human-caused threats, such as cyberattacks and equipment failures that could cause various degrees of network outages; technical disruptions and infrastructure breakdowns; supply chain disruptions, delays and economics, including as a result of government restrictions or trade actions; natural disaster threats; extreme weather events; epidemics; pandemics (including the ongoing COVID-19 pandemic); political instability in certain international locations; information security and privacy breaches, including data loss or theft of data; and the completeness and effectiveness of business continuity and disaster recovery plans and responses.

•	TELUS International’s financial performance which impacts our financial performance. Factors that may affect TI’s financial performance are described in TI’s public filings available on SEDAR and EDGAR and may include: intense competition from companies offering similar services; TI’s ability to grow and maintain its profitability as changes in technology and client expectations outpace service offerings and internal tools and processes; TI maintaining its culture as it grows; effects of economic and geopolitical conditions on its clients’ businesses and demand for its services; a significant portion of TI’s revenue being dependent on a limited number of large clients; continued consolidation in many of the verticals in which TI offers services could result in the loss of a client; attracting and retaining qualified team members to support its operations; adverse impacts of COVID-19 on TI’s business and financial results; TI’s business being adversely affected if certain independent contractors were classified as employees, and the costs associated with defending, settling or resolving any future lawsuits (including demands for arbitration) relating to the independent contractor classification; TI’s ability to successfully identify, complete, integrate and realize the benefits of acquisitions and manage associated risks; cyberattacks or unauthorized disclosure resulting in access to sensitive or confidential information and data of its clients or their end customers could have a negative impact on its reputation and client confidence; business development not developing in ways it currently anticipates due to negative public reaction to offshore outsourcing, proposed legislation or otherwise; ability to meet client expectations regarding its content moderation services being adversely impacted due to factors beyond its control and its content moderation team members may suffer adverse emotional or cognitive effects in the course of performing their work; and TI’s lack of history operating as a separate, publicly traded company. TELUS International’s primary reporting currency is the U.S. dollar and the contribution to our consolidated results of positive results in the digitally-led customer experiences – TELUS International segment may be offset by any strengthening of the Canadian dollar (our primary reporting currency) compared to the U.S. dollar. The price of the subordinate voting shares of TI (“TI Subordinate Voting Shares”) may be volatile and is likely to fluctuate due to a number of factors beyond its control, including actual or anticipated changes in profitability; general economic, social or political developments; changes in industry conditions; changes in governance regulation; inflation; the general state of the securities markets; and other material events. TI may choose to publicize targets or provide other guidance regarding its business and it may not achieve such targets. Failure to do so could also result in a reduction in the trading price of the TI Subordinate Voting Shares. A reduction in the trading price of the TI Subordinate Voting Shares due to these or other factors could result in a reduction in the fair value of TI multiple voting shares held by TELUS.

•	Human resource matters including: recruitment, retention and appropriate training in a highly competitive industry (including retention of team members leading recent acquisitions in emerging areas of our business), the level of our employee engagement and impact on engagement or other aspects of our business of any unresolved collective agreements, our ability to maintain our unique culture as we grow, the risk that certain independent contractors in our business could be classified as employees, and the health of our team.

•	Financing and debt requirements including: our ability to carry out financing activities, refinance our maturing debt, lower our net debt to EBITDA ratio to our objective range given the cash demands of spectrum auctions and/or our ability to maintain investment grade credit ratings in the range of BBB+ or the equivalent. Our business plans and growth could be negatively affected if existing financing is not sufficient to cover our funding requirements.

•	Lower than planned free cash flow could constrain our ability to invest in operations, reduce leverage or return capital to shareholders, and could affect our ability to sustain our dividend growth program through 2022. This program may be affected by factors such as the competitive environment, fluctuations in the Canadian economy or the global economy, our earnings and free cash flow, our levels of capital expenditures and spectrum licence purchases, acquisitions, the management of our capital structure, regulatory decisions and developments, and business continuity events. Quarterly dividend decisions are subject to assessment and determination by our Board of Directors based on our financial position and outlook. Common Shares may be purchased under our normal course issuer bid (“NCIB”) when and if we consider it opportunistic, based on our financial position and outlook, and the market price of our Common Shares. There can be no assurance that our dividend growth program or that our NCIB will be maintained, unchanged and/or completed.

•	Taxation matters including: interpretation of complex domestic and foreign tax laws by the relevant tax authorities that may differ from our interpretations; the timing and character of income and deductions, such as tax depreciation and operating expenses; tax credits or other attributes; changes in tax laws, including tax rates; tax expenses being materially different than anticipated, including the taxability of income and deductibility of tax attributes or retroactive application of new legislation; elimination of income tax deferrals through the use of different tax year-ends for operating partnerships and corporate partners; and changes to the interpretation of tax laws, including those resulting from changes to applicable accounting standards or the adoption of more aggressive auditing practices by tax authorities, tax reassessments or adverse court decisions impacting the tax payable by us.

•	Litigation and legal matters including: our ability to successfully respond to investigations and regulatory proceedings; our ability to defend against existing and potential claims and lawsuits (including intellectual property infringement claims and class actions based on consumer claims, data, privacy or security breaches and secondary market liability), or to negotiate and execute upon indemnity rights or other protections in respect of such claims and lawsuits; and the complexity of legal compliance in domestic and foreign jurisdictions, including compliance with competition, anti-bribery and foreign corrupt practices laws.

•	Health, safety and the environment including: lost employee work time resulting from illness or injury; public concerns related to radio frequency emissions; environmental issues affecting our business, including climate-related risk (such as extreme weather events and other natural hazards), waste and waste recycling, risks relating to fuel systems on our properties, changing government and public expectations regarding environmental matters and our responses; and challenges associated with epidemics or pandemics, including the COVID-19 pandemic and our response to it, which may add to or accentuate these factors.

•	Economic growth and fluctuations including: the state of the economy in Canada, which may be influenced by economic and other developments outside of Canada, including potential outcomes of yet unknown policies and actions of foreign governments and the ongoing COVID-19 pandemic as well as public and private sector responses to the pandemic; expectations of future interest rates; inflation; unemployment levels; effects of fluctuating oil prices; effects of low business spending (such as reducing investments and cost structure); pension investment returns, funding and solvency discount rates; fluctuations in foreign exchange rates of the currencies in the regions in which we operate; sovereign credit ratings and effects on the cost of borrowing; the impact of tariffs on trade between Canada and the U.S.; and global implications of the trade dynamic between major world economies.

•	Energy use including: our ability to identify and implement solutions to reduce energy consumption and adopt cleaner sources of energy; our ability to identify and make suitable investments in renewable energy including in the form of power purchase agreements; our ability to continue to realize significant absolute reductions in energy use and the resulting GHG emissions in our operations (including as a result of programs and initiatives focused on our buildings and network); and other risks associated with achieving our goals to achieve carbon neutrality and reduce our GHG emissions by 2030.

These risks are described in additional detail in Section 9 “General trends, outlook and assumptions, and regulatory developments and proceedings” and Section 10 “Risks and risk management” in our Management’s Discussion and Analysis for the year ended December 31, 2020 incorporated by reference into our Annual Report on Form 40-F. Those descriptions are incorporated by reference in this cautionary statement but are not intended to be a complete list of the risks that could affect the Company.

Many of these factors are beyond our control or our current expectations or knowledge. Additional risks and uncertainties that are not currently known to us or that we currently deem to be immaterial may also have a material adverse effect on our financial position, financial performance, cash flows, business or reputation. Except as otherwise indicated in this prospectus and the documents incorporated by reference herein and therein, the forward-looking statements made herein do not reflect the potential impact of any non-recurring or special items or any mergers, acquisitions, dispositions or other business combinations or transactions that may be announced or that may occur after the date of this document.

Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements in this document describe our expectations and are based on our assumptions as at the date of this document and are subject to change after this date. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements.

This cautionary statement qualifies all of the forward-looking statements in this prospectus and the documents incorporated by reference herein and therein.

EXCHANGE RATE INFORMATION

In this prospectus, unless otherwise indicated, all references to “dollars” or “$” are to Canadian dollars. The Bank of Canada daily average exchange rate on August 11, 2021 was $1.2506 = US$1.00. The following table sets forth, for the periods indicated, the high, low, average and end of period rates of exchange for one U.S. dollar, expressed in Canadian dollars, as reported by the Bank of Canada.

	Three months ended June 30,		Year ended December 31,
	2020	2021	2019	2020
High	1.4217	1.2617	1.3600	1.4496
Low	1.3383	1.2040	1.2988	1.2718
Average(1)	1.3853	1.2282	1.3269	1.3415
Period End	1.3628	1.2394	1.2988	1.2732

(1) The average of the daily average exchange rates during the relevant period.

OVERVIEW OF THE COMPANY

TELUS was incorporated under the Company Act (British Columbia) (the “BC Company Act”) on October 26, 1998 under the name BCT. TELUS Communications Inc. (“BCT”). On January 31, 1999, pursuant to a court-approved plan of arrangement under the Canada Business Corporations Act among BCT, BC TELECOM Inc. (“BC TELECOM”) and the former Alberta based TELUS Corporation (“TC”), BCT acquired all of the shares of each of BC TELECOM and TC in exchange for common shares and non-voting shares of BCT, and BC TELECOM was dissolved. On May 3, 2000, BCT changed its name to TELUS Corporation and in February 2005, the Company transitioned under the Business Corporations Act (British Columbia), successor to the BC Company Act. On February 4, 2013, in accordance with the terms of a court-approved plan of arrangement under the Business Corporations Act (British Columbia), TELUS exchanged all of its issued and outstanding non-voting shares (the “Non-Voting Shares”) into Common Shares on a one-for-one basis. With reference to disclosure in the sections titled “Effective Time of Arrangement” and “Transition of Amendment and Restatement to Plan” of the Plan, the terms of which are included on pages 19 to 26 of this prospectus and attached hereto as Exhibit 4.2, on April 16, 2013, TELUS subdivided its Common Shares on a two-for-one basis. On May 9, 2013, TELUS amended its Articles and Notice of Articles to eliminate the Non-Voting Shares from the authorized share structure of the Company, increasing the maximum number of authorized Common Shares from 1,000,000,000 to 2,000,000,000, and incorporate certain “housekeeping” or administrative amendments. See “The Plan—Explanatory Note” on page 19 of this prospectus. On February 13, 2020, TELUS announced that its Board of Directors approved a two-for-one subdivision of the outstanding Common Shares (the “2020 Share Split”). On March 17, 2020, TELUS shareholders received one additional Common Share for each Common Share owned on the record date of March 13, 2020. In connection with the 2020 Share Split, the maximum number of authorized Common Shares increased from 2,000,000,000 to 4,000,000,000.

TELUS is one of Canada’s largest telecommunications companies, providing a wide range of telecommunications services and products including wireless and wireline voice and data. Data services include: Internet protocol, television, hosting, managed information technology and cloud-based services, and certain healthcare solutions.

Our registered office is located at Floor 7, 510 West Georgia, Vancouver, British Columbia, V6B 0M3 Canada and our executive office is located at Floor 23, 510 West Georgia, Vancouver, British Columbia, V6B 0M3 Canada, telephone number (604) 697-8044.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which the Common Shares may be sold. The amount of the proceeds that we may receive will depend on the number of Participants in the Plan, the amount of dividends we pay, the amount of optional cash contributions and the price at which we sell the Common Shares to the Plan Agent. We do not expect the amount of proceeds that we may receive to be material. We will use any proceeds we may receive on any dividend reinvestment date for general corporate purposes.

SUMMARY OF THE PLAN

The following summary of our Amended and Restated Dividend Reinvestment and Share Purchase Plan (the “Plan”) is intended as a general guide to the main features of the Plan and may omit information that is important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan. Capitalized terms not defined in this section have the meanings given to them in the Plan.

What is the Plan?

The Plan allows eligible registered holders of our Common Shares to acquire additional Common Shares through reinvestment of cash dividends paid on their shareholdings. Dividends that Participants have elected to reinvest will be used to purchase Common Shares in the open market or by issuance from treasury (less a discount, if any, of up to 5%) as elected by the Company. The Company will provide advance notification to Participants if and when an election is made to change the method of purchasing Common Shares under the Plan.

If the Company elects to purchase Common Shares in the open market, the price to Participants in the Plan of Common Shares purchased with the reinvestment of dividends will be the average price paid (excluding brokerage commissions, fees and transaction costs) per Common Share by the Plan Agent for all Common Shares purchased in respect of a Dividend Payment Date under the Plan. If the Company elects to purchase Common Shares from treasury, Common Shares will be issued at the Average Market Price which is the weighted average price for all trades of Common Shares on the Toronto Stock Exchange for the five (5) trading days immediately before each Dividend Payment Date (less a discount, if any, of up to 5%, at the Company’s election). As of the date of this prospectus, the discount has been set by our Board of Directors at 2%. Participants will be notified of any change in the discount by news release.

Participants in the Plan also have the option to make cash payments to purchase additional Common Shares. Cash payments shall not be less than $100 per transaction nor greater than $20,000 per calendar year per Participant. The Company has the option to elect that all Common Shares purchased from optional cash payments will be acquired either through the purchase of Common Shares in the open market or by the issue of Common Shares purchased from treasury. The Company will provide advance notification to Participants if and when an election is made to change the method of purchasing Common Shares under this Plan.

If the Company elects to purchase Common Shares in the open market, the price to Participants in the Plan of all Common Shares purchased with optional cash payments will be the average price paid (excluding brokerage commissions, fees and transaction costs) for Common Shares by the Plan Agent for all Common Shares purchased in respect of an Investment Date under the Plan. If the Company elects to purchase shares from treasury, Common Shares will be issued at the Average Market Price which is the weighted average price for all trades of Common Shares on the Toronto Stock Exchange for the five (5) trading days immediately before each Investment Date.

On July 29, 2021, our Board of Directors adopted a resolution authorizing the issuance of up to an additional 66,000,000 Common Shares pursuant to the Plan.

What are the main advantages of enrolling in the Plan?

The main advantages of enrolling in the Plan are as follows:

•	the convenience of having cash dividends automatically reinvested into Common Shares instead of receiving cash dividends, thereby dollar cost averaging these purchases;

•	the ability to purchase Common Shares without having to pay service charges, administrative fees or brokerage fees;

•	full reinvestment of cash dividends as the Plan allows fractions of Common Shares and cash dividends on those fractions to be included in your account;

•	the ability to have the Plan Agent sell your Plan Shares for you at a very reasonable cost; and

•	convenient tracking of your Plan Shares with quarterly statements.

Who may participate?

Any registered holder of Common Shares who is resident in Canada or the United States may participate in the Plan. Shareholders residing outside of Canada and the United States may be eligible to participate in the Plan, subject to proof of compliance with any restrictions in the laws of their country of residence.

Non-registered beneficial holders

Non-registered beneficial holders of Common Shares (i.e., shareholders who hold their shares through a financial institution, broker, nominee or other intermediary) should consult with that intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and, accordingly, the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by intermediaries. Some intermediaries may require non-registered beneficial shareholders to become registered shareholders in order to participate in the Plan. There may be a fee charged by some intermediaries for beneficial non-registered shareholders to become registered shareholders, which will not be paid for by TELUS or the Plan Agent.

What are the most common questions and answers respecting the Plan?

The highlights of the Plan are described in the following series of questions and answers. Details are given in the official text of the Plan, which is an exhibit to the registration statement, of which this prospectus forms a part.

1.       How do I have my dividends reinvested?

To have your dividends reinvested, complete the Enrollment Form and send it to the Plan Agent. This form may be obtained from the Plan Agent (see contact information on page 18 of this prospectus) or online at www.telus.com/drisp. Alternatively, you can enroll online using the Plan Agent’s self-service web portal at www.InvestorCentre.com.

Dividends on any Common Shares that you elect to enroll in the Plan will be reinvested in the purchase of Common Shares.

If your Common Shares are registered in different names, separate enrollment must be completed for each different registration. Accordingly, it is recommended that you register all your Common Shares in exactly the same name (e.g., all are registered in your full name or, alternatively, all are registered with the same initials and surname). You can contact the Plan Agent to confirm how your shares are registered.

2.       How do I make optional cash payments?

You must enroll your Common Shares in the Plan in order to be eligible to make optional cash payments. Initially, a cash payment may be made when enrolling in the Plan by enclosing a cheque payable to “Computershare” with the completed Optional Cash Payment Form. An Optional Cash Payment Form is available on request from the Plan Agent (see contact information on page 18 of this prospectus) and is also sent out with the quarterly statement. Please do not send share certificates, dividend cheques or third party cheques.

After enrollment, future cash payments may be made by using the Optional Cash Payment Form, which can be obtained from the Plan Agent or at www.telus.com/drisp. For your convenience, the form is also sent out with the quarterly statement. Again, all cheques must be payable to “Computershare.”

Alternatively, future cash payments may be made by the Pre-Authorized Debit (PAD) service. This service offers you the convenient and secure option of having funds automatically debited directly from your Canadian bank account to be used towards your contributions to optional cash purchases.

3 easy ways to register:

•	Set up a one-time or recurring payment using the Plan Agent’s self-service web portal at www.InvestorCentre.com.

•	Download the PAD form from the Plan Agent’s self-service web portal at www.InvestorCentre.com.

•	Holders coded compliant with Anti-Money Laundering requirements can use the PAD form included with their quarterly statement.

Optional cash payment amounts can vary month to month and there is no obligation to make continuing cash payments. Payments must be a minimum of $100 per transaction and must not exceed $20,000 per calendar year. Optional cash payments received by the Plan Agent during a calendar month (on or prior to the last business day) will be applied to the purchase of Common Shares under the Plan on the first business day of the following calendar month.

3.       If I purchase additional Common Shares in the future, will the dividends automatically be reinvested in Common Shares?

Yes, if these shares are registered in the exact same name as your other shares that are already enrolled for dividend reinvestment. If they are not registered exactly the same, they will not be included in the Plan. Accordingly, if you want cash dividends on all your Common Shares to be reinvested, you must register all these shares in exactly the same name and enroll such shares for dividend reinvestment.

4.       Can I instruct the Plan Agent to reinvest only a portion of the dividends earned on Common Shares that I enrolled in the Plan?

No. By enrolling in the Plan you are directing TELUS to forward to the Plan Agent cash dividends, less any applicable withholding or non-resident taxes, on all the Common Shares that you selected for enrollment and you are directing the Plan Agent to reinvest those cash dividends in the purchase of Common Shares.

5.       When and how are Common Shares purchased for my account?

On the Investment Date each month, the Plan Agent invests any cash dividends received and any optional cash payments you have made towards the purchase of Common Shares. For any Participants who are not residents of Canada, the amount of the cash dividends reinvested will be the amount remaining after TELUS has withheld any applicable withholding or non-resident taxes. These Common Shares are added to your account in the Plan.

6.       When should I send in my Enrollment Form or optional cash payments to have Common Shares purchased for my account?

Dividend Reinvestment: Your Enrollment Form or online enrollment through the Plan Agent’s self-service web portal at www.InvestorCentre.com must be received by the Plan Agent on or before the Dividend Record Date for the Common Shares you authorized for dividend reinvestment in order for the cash dividends paid on the corresponding Dividend Payment Date to be invested in Common Shares. If your enrollment is received after the Dividend Record Date, investment of your cash dividends will not begin until the Payment Date following payment of the next quarterly dividend.

Optional Cash Payments: Optional cash payments are invested in Common Shares on the Investment Date, which is the first business day of each month. The Plan Agent must receive your cheque by the last business day of the preceding month. PAD authorization must be received by the Plan Agent at least 10 days prior to the next Investment Date. Any funds received after the deadlines will be held by the Plan Agent and invested on the next Investment Date.

7.       Will I receive any interest on funds I have sent to the Plan Agent as optional cash payments?

Interest will not be paid on any funds held for investment under the Plan.

8.       What is the price of Common Shares purchased for the Plan?

If the Company has elected to purchase shares in the open market, the price to Participants in the Plan of all Common Shares purchased with the reinvestment of dividends or optional cash payments will be the average price paid (excluding brokerage fees, commissions and transaction costs) on the open market per Common Share by the Plan Agent for all Common Shares purchased in respect of a Dividend Payment Date or Investment Date, as applicable, under the Plan.

If the Company has elected to purchase shares from treasury, Common Shares purchased with the reinvestment of dividends will be issued at the Average Market Price which is the weighted average price for all trades of Common Shares on the Toronto Stock Exchange for the five (5) trading days immediately before each Dividend Payment Date (less a discount, if any, of up to 5%, at our election). And for optional cash payments, Common Shares will be issued at the Average Market Price which is the weighted average price for all trades of Common Shares on the Toronto Stock Exchange for the five trading days immediately before the applicable Investment Date. As of the date of this prospectus, the discount has been set by our Board of Directors at 2%. Participants will be notified of any change in the discount by news release.

9.       Will I receive statements as a Participant in the Plan?

Yes, a quarterly statement will be mailed to you approximately three weeks following the applicable Dividend Payment Date.

10.       What will the quarterly statements show?

The quarterly statements will show a continuing record of dividends and optional cash payments received for reinvestment, purchases and withdrawals made, and Common Shares held for your account under the Plan. Quarterly statements should be retained for tax purposes.

11.       Will I automatically receive certificates for Common Shares purchased?

No, you will not automatically receive certificates for Common Shares purchased under the Plan. As noted above, the shares in the Plan are held in an account for you and you will receive quarterly statements for your account as evidence of your Common Shares held in the Plan. If requested (in relation to a withdrawal, sale or termination of participation in the Plan), you will receive a DRS Advice as evidence of your Common Shares. Share certificates will not be issued, unless specifically requested.

12.       How do I obtain a DRS Advice?

Submit an online request using the Plan Agent’s self-service web portal at www.InvestorCentre.com or complete Section (A) Withdraw Shares/Units in the Plan (found on the back of your quarterly statement) or write to the Plan Agent. Requests may be for any whole number of Common Shares held in your account under the Plan. The Plan Agent will normally forward a DRS Advice in the mail within two weeks of receipt of the request.

13.       How do I sell Common Shares held in the Plan and still continue in the Plan?

Submit an online request using the Plan Agent’s self-service web portal at www.InvestorCentre.com, contacting the Plan Agent by telephone (see contact information on page 18 of this prospectus) or complete Section (A) Withdraw Shares/Units in the Plan (found on the back of your quarterly statement) or write to the Plan Agent. Requests may be for any whole number of Common Shares held in your account under the Plan. You will receive a cash payment from the Plan Agent for the proceeds of the sale, less brokerage commissions, administrative fees and applicable taxes, if any, within two weeks of the Plan Agent receiving your request. Alternatively, if you wish to receive a DRS Advice and sell the Common Shares through your investment dealer (investment dealers normally charge a commission to do this), submit an online request using the Plan Agent’s self-service web portal at www.InvestorCentre.com or complete Section (A) Withdraw Shares/Units in the Plan (found on the back of your quarterly statement) filling in the number of shares that are to be issued to you. The DRS Advice will normally be issued within two weeks of the Plan Agent receiving your request. The DRS Advice you receive can then be delivered to your investment dealer for their handling of the sale. As you are not closing your account in the Plan, any remaining Common Shares, including fractions, will continue to be held in your account and applicable cash dividends on these Common Shares will continue to be reinvested.

14.       What administrative fees and brokerage commissions will I be charged if I have the Plan Agent sell Common Shares in the Plan for me?

The fees and commissions that you will be charged for Common Shares sold depend on the method by which you instruct the Plan Agent to sell Common Shares in the Plan for you. The fees and commissions as at the date of this prospectus are listed in the table below. These amounts are subject to change at any time without notice. All fees will be subject to tax, as required.

Sale Method	Fee	Commission
Paper sales	22.50	$0.04 per share (no minimum commission)
Phone sales	50.00	$0.03 per share (minimum commission $19.99)
Web sales	35.00	$0.03 per share (minimum commission $19.99)

15.       How do I exit/leave the Plan?

In order to exit/leave the Plan, you can submit an online request using the Plan Agent’s self-service web portal at www.InvestorCentre.com or complete Section (B) Terminate Participation in the Plan (found on the back of your quarterly statement) or write to the Plan Agent (see contact information on page 18 of this prospectus). You can request the Plan Agent either to sell all your whole Plan Shares or to issue a DRS Advice for all your whole Plan Shares. You will receive a cash payment for the total of:

(a)	the cash value of any fractional Plan Shares in your account under the Plan,

(b)	the amount of any uninvested cash held in your account under the Plan, and

(c)	if you requested the Plan Agent to sell your whole Plan Shares, the proceeds of the sale, less brokerage commissions, administration fees and applicable taxes, if any.

If you requested the Plan Agent to issue a DRS Advice for your Plan Shares, you will also receive the DRS Advice for the whole shares requested. The cash payment, and the DRS Advice, if any, will normally be issued within two weeks of receiving the request.

16.       What do I do if I no longer want the cash dividends on my Common Shares to be reinvested?

If you wish to start receiving cash dividends on all your Common Shares, you must exit from the Plan (see question 15).

17.       Are there any risks of participating in the Plan?

Participants should recognize that neither TELUS nor the Plan Agent can assure a profit or protect the Participant against a loss on the Common Shares held under the Plan.

18.       Will I receive any tax information?

As a Participant, you will receive an annual tax slip from the Plan Agent for reporting dividends paid on the Plan Shares and a tax slip for any sale of shares processed by the Plan Agent. However, TELUS will not provide income tax advice to any Participant on his or her participation in the Plan. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

19.       What will happen to my Common Shares if the foreign ownership constraints applicable to TELUS are violated?

TELUS must comply with the foreign ownership constraints of various federal statutes which govern the operations of its subsidiaries. If these are violated, the voting of Common Shares held by certain Participants may be suspended or certain Participants may be required to divest of any Common Shares held in the Plan, depending on the date that the Common Shares were acquired under the Plan by a particular Participant.

Contact Information

The Plan is administered by an agent, Computershare Investor Services Inc. Should you have any questions regarding the Plan, or you wish to obtain copies of any of the forms referred to in this summary, please contact the agent or us at one of the numbers listed below. Non-resident holders should contact us at the coordinates below with any questions regarding the procedures for claiming dividends.

Plan Agent Computershare Investor Services Inc. 100 University Avenue 8th Floor, North Tower Toronto, Ontario Canada M5J 2Y1	Telephone (Toll free in North America):1-800-564-6253 (Outside North America):Phone: (514) 982-7555

TELUS Corporation Investor Relations 510 West Georgia, 8th Floor Vancouver, BC, Canada V6B 0M3	Telephone (Toll free within North America):1-800-667-4871 (outside North America): Phone: +1 (604) 643-4113 E-mail ir@telus.com

THE PLAN

Explanatory Note

As described above under the heading “Overview of the Company” on page 11 of this prospectus, on February 4, 2013, in accordance with the terms of a court-approved plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”), we exchanged all of our issued and outstanding non-voting shares (the “Non-Voting Shares”) into Common Shares on a one-for-one basis. Subsequently, on May 9, 2013, we amended our Articles and Notice of Articles to, among other things, eliminate the Non-Voting Shares from the capital structure of the Company.

The Plan was adopted by the Company prior to the elimination of the Non-Voting Shares. Readers should be advised that the provisions of the Plan pertaining to the Arrangement and to the Non-Voting Shares, including content under the headings “Effective Time of Arrangement” and “Transition of Amendment and Restatement to Plan”, may not be relevant to them.

Amended and Restated Dividend Reinvestment and Share Purchase Plan

An Overview

The Amended and Restated Dividend Reinvestment and Share Purchase Plan (the “Plan”) of TELUS Corporation (the “Company”) provides a method for eligible registered holders of Common Shares to reinvest dividends received on their Common Shares into additional Common Shares under the Plan. Participants may also make optional cash payments of not less than $100 each and not more than $20,000 per calendar year, to be applied to the purchase of additional Common Shares under the Plan. Additional Common Shares acquired by the Plan Agent under the Plan may be acquired through the purchase of Common Shares in the market, or by the issue of Common Shares from treasury, as elected by the Company. Any Common Shares issued from treasury for the reinvestment of dividends may be issued at a discount as determined by the Company. Participants under the Plan will not be charged any brokerage commissions, fees or transaction costs with respect to the acquisition of Common Shares under the Plan. If Common Shares are issued from treasury, the Company will receive additional funds to be used for general corporate purposes.

Plan Shares held under the Plan will be registered in the name of the Plan Agent and recorded in separate accounts maintained by the Plan Agent for each Participant. The Plan Agent will receive eligible funds, purchase and hold the Common Shares purchased under the Plan and report quarterly to Participants. Plan Shares which have been purchased for, or are issued by the Company under, the Plan (excluding any fractional Common Shares) will be issued to any Participant via a DRS Advice (or certificate) only upon the written request of the Participant or the representative of such Participant in the event of the death of the Participant.

Effective Time of Arrangement

The Plan is amended and restated as of the Effective Time of the Arrangement (as defined below), in accordance with the terms of a plan of arrangement approved by the Supreme Court of British Columbia on December 18, 2012 (the “Plan of Arrangement”) whereby the Company exchanged all its issued and outstanding Non-Voting Shares for Common Shares on a one-for-one basis at 12:01 a.m. (PDT) on February 4, 2013 (the “Effective Time of the Arrangement”), and, inter alia,  amended and restated the Plan to (i) provide that dividends paid in cash after the Effective Time of the Arrangement will be reinvested into Common Shares in lieu of Non-Voting Shares,  (ii) provide that optional cash payments made by the Participants after the Effective Time of the Arrangement will be applied to the purchase of Common Shares in accordance with the Plan, (iii) provide that the purchase price for Common Shares issued from treasury for the Plan will be based on a five-day weighted average trading price rather than a 20-day weighted average trading price and (iv) effect such consequential amendments to the Plan as are necessary or desirable to properly reflect such changes.

Definitions

Average Market Price means the weighted average trading price for all trades of Common Shares on the Toronto Stock Exchange for the five (5) trading days immediately preceding the Investment Date.

Common Shares means Common Shares of the Company.

Dividend Payment Date means the date chosen by the Board of Directors of the Company for the payment of a cash dividend on Common Shares. For Common Shares, this historically has been the first business day of January, April, July and October of each year.

Dividend Record Date means the date declared by the Board of Directors of the Company to determine those shareholders entitled to receive payment of the corresponding dividend on Common Shares. This is expected to be about three weeks before the corresponding Dividend Payment Date.

DRS Advice has the meaning as set forth under “—Withdrawal of Plan Shares”.

Investment Date means, for the reinvestment of dividends on Common Shares, the Dividend Payment Date, and for the investment of optional cash payments, the first business day of each month.

Market Purchase has the meaning set forth under “—Price of Common Shares”.

Non-Voting Shares means the Non-Voting Shares of the Company of which none is issued and outstanding as of the Effective Time of the Arrangement immediately following the consummation of the transactions set forth in the Plan of Arrangement.

Participant means a registered holder of Common Shares electing to participate in the Plan.

Plan means TELUS Corporation Amended and Restated Dividend Reinvestment and Share Purchase Plan.

Plan Agent means Computershare Investor Services Inc., an independent trust company, who, on behalf of Participants, administers the Plan.

Plan Shares means Common Shares, if any, held by the Plan Agent on behalf of a Participant and credited to the Participant’s account under the Plan.

Treasury Purchase has the meaning set forth under “—Price of Common Shares”.

Eligible Shareholders

Any registered holder of Common Shares resident in a jurisdiction where the Common Shares are qualified for sale is eligible to enroll in the Plan.

Subject to any restrictions in the laws of their country of residence, shareholders who are resident outside Canada may participate in the Plan. However, dividends to be reinvested by such shareholders who are residents outside of Canada will continue to be subject to withholding of applicable non-resident tax and the amount reinvested will be reduced by the amount of the tax withheld.

A person who is a beneficial owner but not a registered holder of Common Shares (e.g. whose Common Shares are held by an intermediary and registered in a nominee account) will be required to transfer those Common Shares into the person’s own name or into a specific segregated registered account such as a numbered account with an intermediary, such as a bank, trust company or broker. The beneficial owner must make arrangements with the bank, trust company or broker in order to participate in the Plan.

Participation in the Plan

An eligible shareholder may enroll in the Plan at any time by duly completing an Enrollment Form and forwarding it to the Plan Agent or by enrolling online through the Plan Agent’s self-service web portal. For Common Shares registered in more than one name, all registered holders must sign the Enrollment Form. Also, where a shareholder’s total holdings are registered in different names (e.g. full name on some DRS Advices or share certificates and initials and surname on other DRS Advices or share certificates), a separate Enrollment Form must be completed for each style of registration. If cash dividends from all shareholdings are to be reinvested under one account, the registration must be identical.

By completing the Enrollment Form, the Participant directs the Company to forward to the Plan Agent, cash dividends less any applicable withholding or non-resident tax, on all of the Common Shares registered in such Participant’s name as specified on the Enrollment Form and directs the Plan Agent to invest such dividends and any optional cash payments received in Common Shares under the Plan for the Participant.

Once a shareholder has enrolled in the Plan, such shareholder’s participation in the Plan is continuous until the Participant terminates its participation in the Plan, or the Company terminates the Participant’s participation in the Plan, or the Company terminates the Plan. When enrolling in the Plan, a completed Enrollment Form must be received by the Plan Agent on or before the Dividend Record Date for the Common Shares designated on the Enrollment Form in order for the corresponding dividends on the Common Shares to be reinvested in Common Shares under the Plan in accordance with such direction and authorization.

For example, in the case of a cash dividend on Common Shares payable on July 1st, if an Enrollment Form designating Common Shares for dividend reinvestment is received by the Plan Agent on or before the Dividend Record Date for the cash dividend on such Common Shares, the July 1st cash dividend and all subsequent cash dividends on all Common Shares registered identically to that shown on the Enrollment Form will be reinvested under the Plan. If the Enrollment Form is received after the Dividend Record Date, the first cash dividend on such Common Shares reinvested under the Plan will be the cash dividend on Common Shares payable (if declared) on October 1st.

A Participant may stop all reinvestment of cash dividends on such Participant’s Common Shares if the Plan Agent receives written notification before the Dividend Record Date for the applicable Common Shares. If a Participant has sent in an optional cash payment and subsequently decides that the Participant does not want it invested into Common Shares, the Plan Agent must receive written notification prior to the next Investment Date. Any optional cash payments on which investment has been stopped will be returned to the Participant as soon as practicable after the written notification has been received.

Optional Cash Payments

The option to make cash payments to purchase Common Shares is available to Participants provided that optional cash payments made by any Participant shall not be less than $100 per transaction nor greater than $20,000 per calendar year. An optional cash payment may be made by using the Optional Cash Payment Form, sent to Participants with each quarterly statement. A Participant is not obligated to make optional cash payments at any time nor to send the same amount of money with each Optional Cash Payment Form.

Optional cash payments received by the Plan Agent on or after an Investment Date will be invested on the next Investment Date.

All Common Shares purchased under the Plan with optional cash payments received by the Plan Agent on or before a Dividend Record Date will be entitled to the dividend on such Common Shares payable to shareholders of record on that Dividend Record Date. Common Shares purchased after that Dividend Record Date with optional cash payments received by the Plan Agent under the Plan will not be entitled to that dividend on such Common Shares. Cash dividends on Plan Shares purchased with optional cash payments, less any withholding or non-resident tax, will automatically be reinvested.

No interest will be paid by the Company or the Plan Agent on any funds received prior to an Investment Date.

Transition of Amendment and Restatement to Plan

For continuity of treatment in respect of their dividends and optional cash payments, Participants in the Amended and Restated Dividend Reinvestment and Share Purchase Plan of the Company which was in effect prior to the Effective Time of the Arrangement and who have exchanged Non-Voting Shares for Common Shares pursuant to the Plan of Arrangement, will automatically be deemed to be enrolled in, and Participants under, the Plan in respect of Common Shares received on the Effective Time of the Arrangement without any further act or formality on the part of such Participants. Pursuant to the Plan of Arrangement, the Plan accounts of these Participants will have the Non-Voting Shares exchanged for an equal number of Common Shares, including fractional shares held by such Participant prior to the Effective Time of the Arrangement. Cash dividends on the Common Shares held in the Participants’ accounts under the Plan will automatically be reinvested in the purchase of Common Shares under the Plan.

Price of Common Shares

Common Shares to be acquired under the Plan will be, at the Company’s election, either (i) Common Shares purchased on the open market through the facilities of the Toronto Stock Exchange (“Market Purchase”) or (ii) newly issued Common Shares purchased from the Company (“Treasury Purchase”).

The purchase price for Common Shares acquired under the Plan from the reinvestment of cash dividends will be:

(a)	in the case of a Market Purchase, the average price paid (excluding brokerage commissions, fees and transaction costs) per Common Share by the Plan Agent for all Common Shares purchased in respect of a Dividend Payment Date under the Plan, or

(b)	in the case of a Treasury Purchase, the Average Market Price less a discount, if any, of up to 5%, at the Company’s election.

The purchase price for the Common Shares acquired under the Plan from optional cash payments will be:

(a)	in the case of a Market Purchase, the average price paid (excluding brokerage commissions, fees and transaction costs) for Common Shares by the Plan Agent for all Common Shares purchased in respect of an Investment Date under the Plan, or

(b)	in the case of a Treasury Purchase, the Average Market Price.

The Company will provide advance notification to Participants if the Common Shares will be acquired by way of Market Purchase or Treasury Purchase and, if by Treasury Purchase, any discount offered or any change in the rate of discount.

Participants will not be charged any administrative fees or service charges that may be incurred by the Plan Agent in order to acquire Common Shares for Participants’ accounts.

Dividends, less any applicable withholding or non-resident taxes on Common Shares enrolled in the Plan and optional cash payments will be invested in full, which may result in the acquisition of fractions of a Common Share for a Participant’s account under the Plan. Common Shares purchased under the Plan, including fractions calculated to six decimal places, will be held by the Plan Agent in an account in the Participant’s name.

Statements

Plan Shares held by the Plan Agent under the Plan will be registered in the name of the Plan Agent and recorded in a separate account for each Participant. The Plan Agent will mail a statement quarterly to each Participant approximately three weeks following any Dividend Payment Date. These statements are a Participant’s continuing record of cash dividends received, purchases and withdrawals made, and Common Shares held by the Plan Agent in such Participant’s account under the Plan. These statements should be retained for income tax purposes. Income tax reporting information will be sent to Participants annually as required by law. The number of Plan Shares credited to an account under the Plan (less any Plan Shares delivered to, or sold on behalf of, the Participant) will be shown on the Participant’s quarterly statement.

Withdrawal of Plan Shares

A Participant will receive a DRS Advice for any number of whole Plan Shares held in its account under the Plan when a Participant withdraws Plan Shares from the Plan or terminates its participation in the Plan. A DRS Advice permits the Participant to participate in the direct registration system which electronically registers the Common Shares owned by the Participant and constitutes a written advice of that registration to the Participant (the “DRS Advice”). Any remaining number of whole Plan Shares, and fractions thereof, will continue to be held in the Participant’s account under the Plan.

Accounts under the Plan are maintained in the names in which certificates of or in which DRS Advice held by the Participants were registered at the time they enrolled in the Plan (including those of any intermediaries who hold Common Shares for any Participant). Consequently, any DRS Advice held or certificates for whole Plan Shares issued on request of a Participant, will be similarly registered when issued.

A Participant may withdraw Plan Shares without terminating its participation in the Plan by following the instructions online on the Plan Agent’s self-service web portal or by completing the withdrawal portion on the Participant’s statement of account and delivering such document signed by the Participant to the Plan Agent. A direct registration system transfer of the number of requested whole Plan Shares credited to that Participant’s Plan account will be made to the registered shareholder’s ledger (including those of any intermediaries who hold Common Shares for any Participant).

Share certificates for Plan Shares will not be issued to a Participant unless specifically requested. This convenience protects against loss, theft or destruction of share certificates, and reduces administrative costs.

Sale of Plan Shares

A Participant who wishes to sell any number of whole Plan Shares held for that Participant may request the Plan Agent to sell on such Participant’s behalf a specified number of whole Plan Shares from the account of such Participant by following the instructions provided on the Plan Agent’s self-service web portal or by duly completing the withdrawal/termination portion of the voucher located on the reverse of the Participant’s statement of account and delivering such document signed by the Participant to the Plan Agent. When so requested by a Participant, the Plan Agent will sell the specified number of whole Plan Shares on behalf of the Participant through a stock broker designated by the Plan Agent, as soon as practicable following receipt by the Plan Agent of the Participant’s instructions. The proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, will be paid to the Participant by the Plan Agent. Common Shares that are to be sold for a Participant may be commingled with Common Shares of other Participants requesting a sale of Plan Shares, in which case the proceeds to each Participant will be based on the average sale prices and the average brokerage commissions of all Common Shares so commingled. When a Participant withdraws, or requests the Plan Agent to sell on behalf of such Participant, the balance of the Plan Shares held in the Plan account for such Participant (except for any fractional Plan Share), the value of the fraction will be calculated as set out for the treatment of fractional shares on exiting from the Plan and paid out to the Participant in cash.

Termination of Participation

A Participant may terminate its participation in the Plan at any time by following the instructions provided on the Plan Agent’s self-service web portal or by duly completing the termination portion of the voucher located on the reverse of the Participant’s statement of account and delivering such document signed by the Participant to the Plan Agent. After the effective date of such exit, cash dividends will be paid directly to the Participant. If the notice is received between a Dividend Record Date and the related Dividend Payment Date, the notice will not be effective until after the corresponding cash dividend amount has been reinvested under the Plan.

Upon termination of participation in the Plan, a Participant may request the Plan Agent to either sell or issue to the Participant a DRS Advice (or certificate) for all the whole Plan Shares held by the Plan Agent for the Participant’s account. The exiting Participant will receive from the Plan Agent a cash payment for the total of (a) the value of any unsold fractions of Plan Shares in the account for such Participant, (b) any uninvested cash held for such Participant’s account and (c) if the Plan Agent was requested to sell the Participant’s Plan Shares, the net proceeds of the sale, if any, less any applicable withholding or non-resident taxes, fees and commissions. If the Participant requested a DRS Advice (or certificate) for the whole Plan Shares held for such Participant’s account, the requested DRS Advice (or certificate) will accompany the payment.

If a sale of the Participant’s whole Plan Shares is required by the notice of exit, or upon notice of termination of the Plan, such sale will be made by the Plan Agent in the same manner as described above under the heading “Sale of Plan Shares”. With respect to any fraction of a Common Share, the Plan Agent will pay cash less any applicable withholding or non-resident taxes, based on the market price of the Common Shares at the time of sale of any remaining whole number of Common Shares held in the account for such Participant or, failing that, the market price of the Common Shares at the time the DRS Advice (or certificate) is issued.

Termination from the Plan

Participation in the Plan will be terminated upon receipt by the Plan Agent of a written notice, satisfactory to the Plan Agent, of the death of a Participant. In such case, a DRS Advice (or certificate) for the number of whole Plan Shares in account for such Participant under the Plan will be issued in the name of the deceased Participant (or another name on receipt of appropriate direction from the executor or administrator of the deceased Participant). The Plan Agent will send such DRS Advice (or certificate), together with a cash payment for any uninvested cash, uninvested dividends on Plan Shares and the value of any fractions of Plan Shares, to the representative of the deceased Participant.

Participation in the Plan may be terminated, at the option of the Company, if the number of Common Shares purchased through the Plan by a Participant over a period of twelve consecutive months does not exceed a certain minimum number of whole Common Shares determined by the Company, at its discretion, from time to time. Initially, this minimum number is set at one whole Common Share. In the event that participation is terminated by the Company for this reason, a DRS Advice (or certificate) will be issued for all Plan Shares held in the Participant’s account, except for fractions thereof which will be paid to the Participant in cash, calculated in same manner as set out for the treatment of fractional shares on exiting from the Plan.

In the event that a Participant in the Plan becomes ineligible to participate in the Plan (by change of status or otherwise), the participation of such Participant will be terminated by the Plan Agent. In this case, a DRS Advice (or certificate) for the number of whole Plan Shares held for the account of the Participant will be issued in the name of the Participant and the Plan Agent will send a DRS Advice (or certificate), together with a cash payment for any uninvested cash, uninvested cash dividends less any withholding or non-resident taxes, on Plan Shares and the value of any fractions of Plan Shares, to the Participant.

Participation in the Plan may be terminated, at the option of the Company, at its sole discretion, if the number of Common Shares registered for participation in the Plan by any Participant fluctuates significantly around Dividend Record Dates on a regular basis, reflecting an inappropriate use of the Plan.

Voting of Common Shares Held by the Plan Agent

Voting of all Common Shares (excluding any fractions thereof) held in the Participant’s account under the Plan will be voted in accordance with each Participant’s proxy. Common Shares for which a proxy is not received will not be voted.

Rights Offerings

In the event the Company makes available to its holders of Common Shares any rights to subscribe for additional Common Shares or other securities or rights, certificates evidencing such rights will be issued by the Company to each Participant for the number of Common Shares (excluding any fractions thereof) held for the Participant’s account under the Plan on the record date of such rights issue. Rights based on a fraction of a Common Share held for a Participant’s account will be sold for such Participant by the Plan Agent and the net proceeds will be invested on the next Investment Date.

Stock Dividends and Stock Splits

Any Common Shares distributed pursuant to a stock dividend on, or a stock split of, Common Shares held by the Plan Agent for a Participant under the Plan will be retained by the Plan Agent and credited, net of any applicable withholding or non-resident taxes, to the account of the Participant. A DRS Advice (or certificate) for any Common Shares resulting from a stock dividend on or a stock split of Common Shares held on the record date by a Participant outside of the Plan will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

Responsibilities of the Company, the Plan Agent and Participants

Neither the Company nor the Plan Agent shall be liable for any act, or for any omission to act, in connection with the operation of the Plan including, without limitation, any claims of liability:

(a)	arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(b)	with respect to the prices at which Common Shares are issued or at which Common Shares are sold for the Participant’s account and the times such purchases or sales are made;

(c)	relating to the tax liability of the Participant, or any withholding or any non-resident taxes;

(d)	actions taken as a result of inaccurate and incomplete information or instructions; or

(e)	termination of the Participant’s account in accordance with the terms of the Plan.

Participants should recognize that neither the Company nor the Plan Agent can assure a profit or protect the Participant against a loss on the Plan Shares held for the Participant under the Plan.

Amendment, Suspension or Termination of the Plan

The terms of this Plan are subject to compliance with all applicable laws, regulations, rules, orders and policies of all judicial, administrative, regulatory and governmental bodies having jurisdiction (collectively, “Laws”). If any term of the Plan does not comply with any Laws, the Company reserves the right to suspend, amend or terminate the Plan or any portion thereof at any time and from time to time, without prior notice, on such terms as the Company deems necessary to ensure compliance. The Company will give to Participants written notice of such amendment, suspension or termination within a reasonable period of time.

In addition, the Company reserves the right to amend, suspend or terminate the Plan at any time or suspend the Plan or any portion thereof at any time and from time to time, but any such action shall not have retroactive effect that would prejudice the interests of the Participants. All amendments to the Plan are subject to the prior approval of the Toronto Stock Exchange. All Participants will be sent written notice of any such amendment, suspension or termination.

In the event of termination of the Plan by the Company, a DRS Advice (or certificate) for Plan Shares (excluding any fractions thereof) held for Participants’ accounts under the Plan and all cash amounts, including, but not limited to, net proceeds from the sale of any fractions of Plan Shares, uninvested optional cash payments or other moneys will be remitted to the Participants as soon as practicable by the Plan Agent. In the event of suspension of the Plan by the Company, no investment will be made by the Plan Agent on the Investment Date immediately following the effective date of such suspension. Any cash held in a Participant’s account which is not invested as of the effective date of such suspension and dividends on Common Shares which are subject to the Plan and which are paid after the effective date of such suspension will be remitted by the Plan Agent to the Participants to whom these are due.

Administration of the Plan

The Plan Agent acts as agent for the Participants in the Plan pursuant to an agreement between the Plan Agent and the Company which may be terminated by either party at any time, upon provision of reasonable notice to the other party. Should the Plan Agent cease to act as agent for Participants, another Plan Agent will be designated by the Company.

Notices

All notices, statements, cheques and DRS Advices (or certificates) will be mailed to a Participant at the last address recorded in the Plan Agent’s records.

Notices, declarations, requests and cheques from a Participant should be delivered or mailed to the Plan Agent.

Internet:	www.InvestorCentre.com

By telephone :	1-800-564-6253 (toll free in North America) or (514) 982-7555

By mail:	Computershare Trust Company of Canada
100 University Avenue, 8th Floor Toronto, Ontario M5J 2Y1

Currency

All monetary amounts identified in the Plan are stated in Canadian currency.

RESTRICTIONS ON OWNERSHIP OF COMMON SHARES

Certain subsidiaries of the Company are Canadian carriers, holders of radio authorizations and holders of broadcasting licences, and are required by the Telecommunications Act (Canada) (the “Telecommunications Act”) and the Direction to the CRTC (Ineligibility of Non-Canadians) issued pursuant to the Broadcasting Act (Canada) (the “Broadcasting Act”) to be Canadian-owned and controlled. Under the Telecommunications Act, a Canadian carrier, such as TELUS Communications Inc. (“TCI”) is considered to be Canadian-owned and controlled if: (i) not less than 80 per cent of the members of its board of directors are individual Canadians; (ii) Canadians beneficially own not less than 80 per cent of its voting interests; and (iii) it is not otherwise controlled in fact by persons who are not Canadians.

Substantially the same rules apply in relation to broadcasting undertakings but an additional requirement set out in the Direction to the CRTC (Ineligibility of Non-Canadians) is that the chief executive officer of a company that is a licensed broadcasting undertaking must be a Canadian citizen or a permanent resident of Canada. The Company has filed with the Canadian Radio-television and Telecommunications Commission (the “CRTC”) the requisite documentation affirming TCI’s status as a Canadian carrier. We further intend that TCI will remain controlled by the Company and that it will remain “Canadian” for the purposes of Canadian ownership requirements.

The Canadian Telecommunications Common Carrier Ownership and Control Regulations (the “Ownership and Control Regulations”), made pursuant to the Telecommunications Act, further provide that in order for a company that holds shares in a carrier (a “carrier holding corporation”) to be considered Canadian, not less than 66-2/3 per cent of the issued and outstanding voting shares of that company must be beneficially owned by Canadians and that such company must not otherwise be controlled in fact by non-Canadians. To the best of our knowledge, Canadians beneficially own and control in the aggregate not less than 66-2/3 per cent of the issued and outstanding Common Shares of the Company and the Company is not otherwise controlled in fact by non-Canadians. For the purposes of these regulations, “Canadian” means among other things: (i) a Canadian citizen who is ordinarily resident in Canada; (ii) a permanent resident of Canada who is ordinarily resident in Canada and has been so for not more than one year after the date he or she was eligible to apply for Canadian citizenship; (iii) a corporation with not less than 66-2/3 per cent of the issued and outstanding voting shares of which are beneficially owned and controlled by Canadians and which is not otherwise controlled in fact by non-Canadians; or (iv) a pension fund society the majority of whose members of its board of directors are individual Canadians, and that is established under applicable federal legislation or any provincial legislation relating to the establishment of pension fund societies.

The Direction to the CRTC (Ineligibility of Non-Canadians) provides a similar definition of “Canadian” but also includes a “qualified corporation” which can be a subsidiary corporation whose parent corporation or its directors do not exercise control or influence over any programming decisions of the subsidiary corporation where: (a) Canadians beneficially own and control less than 80 per cent of the issued and outstanding voting shares of the parent corporation and less than 80 per cent of the votes, (b) the chief executive officer is a non-Canadian, or (c) less than 80 per cent of the directors of the parent corporation are Canadian.

On August 10, 2017, in response to levels of foreign ownership of shares exceeding 20 per cent and in order to meet the requirements of a “qualified corporation” in accordance with the Direction to the CRTC (Ineligibility of Non-Canadians), the Board of Directors appointed an independent programming committee to make all programming decisions relating to its licensed broadcasting undertakings.

The Ownership and Control Regulations provide Canadian carriers and carrier holding corporations, such as the Company, with the time and ability to rectify ineligibility resulting from insufficient Canadian ownership of voting interests. Under the Ownership and Control Regulations, such corporations may refuse the subscription, issuance, transfer or purchase of voting interests, if necessary, to ensure that they and their subsidiaries remain eligible under such legislation. For such purposes, in particular but without limitation, a company may, in accordance with the provisions contained in the Ownership and Control Regulations: (i) refuse to accept any subscription for voting shares; (ii) refuse to allow any transfer of voting shares to be recorded in its share register; (iii) suspend the rights of a holder of voting shares to vote at a meeting of its shareholders; and (iv) sell, repurchase or redeem excess voting shares.

To ensure that the Company remains Canadian and that any subsidiary of the Company, including TCI, is and continues to be eligible to operate as a Canadian carrier under the Telecommunications Act, to be issued radio authorizations under the Radiocommunication Act (Canada) (the “Radiocommunication Act”), or to be issued broadcasting licences under the Broadcasting Act, provisions substantially similar to the foregoing have been incorporated into the articles of the Company permitting its directors to make determinations to effect any of the foregoing actions.

In addition, the Company has systems in place to monitor the level of Canadian ownership of its Common Shares. For registered shareholders and shares trading on the TSX, a reservation and declaration system requires non-Canadian purchasers of Common Shares to obtain a reservation number from our transfer agent and registrar, Computershare Trust Company and to declare whether or not the purchaser is a Canadian or non-Canadian. For Common Shares trading on the NYSE, non-Canadian ownership is monitored by utilizing the Depository Trust & Clearing Corporation’s SEG-100 Account program. All Common Shares held by non-Canadians must be transferred to this account (no reservation application is required).

The Telecommunications Act was amended in June 2012 to remove foreign ownership restrictions for telecommunications common carriers that hold less than a 10 per cent share of the total Canadian telecommunications services revenues. This change was made to enable non-Canadian owned entities to start up or acquire Canadian carriers that hold less than a 10 per cent share of total Canadian telecommunications services revenues. However, given that the Company and its affiliates exceed this 10 per cent threshold, we remain subject to the pre-existing Canadian ownership and control restrictions outlined above. Canadian ownership requirements for licensees under the Broadcasting Act remain unchanged.

CONSOLIDATED CAPITALIZATION

There have not been any material changes in the share, loan capital and indebtedness of the Company that have not been disclosed in the Company’s most recently filed interim financial statements for the three-month and six-month periods ended June 30, 2021, which are incorporated by reference into this prospectus. In the event the aggregate 5,000,000 Common Shares are acquired pursuant to Treasury Purchases under the Plan, the share capital of the Company will increase by an equal number of Common Shares.

EXPENSES

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

Securities and Exchange Commission Registration Fee	US$	12,311.94
Stock Exchange Listing Fees	US$	209,203.19
Accounting Fees*	US$	11,952.19
Legal Fees and Expenses*	US$	45,936.26
Printing Fees*	US$	5,000.00
Total*	US$	284,403.57

* Estimated

DESCRIPTION OF THE COMMON SHARES TO BE REGISTERED AND THE COMPANY’S SHARE CAPITAL

General

The following sets forth the terms and provisions of the existing capital of the Company. The Company is authorized under its Notice of Articles to issue up to 1,000,000,000 shares of each class of first preferred shares (the “First Preferred Shares”) and second preferred shares (the “Second Preferred Shares”) and up to 4,000,000,000 Common Shares. Certain of the rights and attributes of each class are described below.

First Preferred Shares

As of January 1, 2021 and as of the date of this prospectus, there were no First Preferred Shares issued.

Shares Issuable in Series

The First Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the First Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the Second Preferred Shares and the Common Shares and over any other shares ranking junior to the First Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the First Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the First Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the First Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the First Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the First Preferred Shares duly called for that purpose.

Second Preferred Shares

As of January 1, 2021 and as of the date of this prospectus, there were no Second Preferred Shares issued.

Shares Issuable in Series

The Second Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the Second Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

The Second Preferred Shares of each series shall rank on a parity with the Second Preferred Shares of every other series with respect to dividends and return of capital and shall, subject to the prior rights of the holders of the First Preferred Shares, be entitled to a preference over the Common Shares and over any other shares ranking junior to the Second Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the Second Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the Second Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the Second Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the Second Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the Second Preferred Shares duly called for that purpose.

Common Shares

As of the date of this prospectus, there are 1,360,780,477 Common Shares issued and fully paid (1,291,392,613 as of January 1, 2021).

Priority

The holders of Common Shares shall be entitled to participate equally with each other as to dividends and the Company shall pay dividends thereon, as and when declared by the Board of Directors of the Company out of monies properly applicable to the payment of dividends, in amounts per share and at the same time on all such Common Shares at the time outstanding as the Board of Directors of the Company may from time to time determine. In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, all the property and assets of the Company which remain after payment to the holders of any shares ranking in priority to the Common Shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution or winding-up or distribution, shall be paid and distributed equally, share for share, to the holders of the Common Shares, without preference or distinction.

Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than separate meetings of the holders of shares of any other class of shares of the Company or any other series of shares of such other class of shares) and to vote at all such general meetings with each holder of Common Shares being entitled to one vote per Common Share held at all such meetings.

Ownership and Voting Restrictions

Non-Canadian persons shall not beneficially own or control, otherwise than by way of security only, in the aggregate more than the Restricted Percentage (as defined below) of the issued and outstanding voting shares of the Company (the “non-Canadian share constraint”). The Restricted Percentage is the maximum percentage of the issued and outstanding voting shares of the Company that may be beneficially owned or controlled, otherwise than by way of security only, by non-Canadian persons without rendering any subsidiary of the Company ineligible to operate as a telecommunications common carrier pursuant to the Telecommunications Act, or to be granted a licence under the Broadcasting Act or the Radiocommunication Act.

The power of the Company to issue any voting shares and to restrict the right of any holder of voting shares of the Company to transfer or vote such voting shares is as provided in the Ownership and Control Regulations, the Broadcasting Act and the Radiocommunication Act, as amended from time to time (collectively, the “Applicable Regulations”) or in the articles of the Company. The Company has the power to suspend voting rights, to refuse the transfer of shares, to redeem or purchase, or to sell or to require the sale of voting shares of the Company as provided in the Applicable Regulations or the articles of the Company, for the purpose of ensuring that any subsidiary of the Company is not ineligible to operate as a telecommunications common carrier pursuant to the Telecommunications Act, or to be granted a licence under the Broadcasting Act or the Radiocommunication Act.

In addition to declarations which may be requested by the Company pursuant to the Applicable Regulations, the Company may request that a person who: (1) is or proposes to be a registered holder of voting shares of the Company; (2) holds or proposes to hold or is believed by the Company to hold voting shares of the Company on behalf of another person, other than as a registered holder; (3) subscribes for voting shares of the Company; (4) requests registration of a transfer of voting shares of the Company; (5) requests a change in registration of voting shares of the Company; or (6) elects to convert or exchange any securities into or for voting shares of the Company, file a declaration with the Company or its transfer agent within the time limit prescribed in the request. The person to whom a request is made pursuant to the articles of the Company shall submit the declaration in a form authorized by the Company, and shall contain the information requested by the Company to enable the Company to determine whether the non-Canadian share constraint is being or may be contravened.

Notwithstanding any other provision of the articles of the Company or the rules or operating procedures established pursuant to the articles of the Company, a contravention of the non-Canadian share constraint shall have no consequences except those that are expressly provided for in the articles of the Company or the Applicable Regulations. For greater certainty but without limiting the generality of the foregoing: (1) no transfer, issue or ownership of, and no title to, voting shares of the Company; (2) no resolution of shareholders (except to the extent that the result thereof is affected as a result of a determination pursuant to the Applicable Regulations to suspend the voting rights of any voting shareholders); and (3) no act of the Company, including any transfer of property to or by the Company, shall be invalid or otherwise affected by any contravention of the non-Canadian share constraint or the failure to make the adjustment in voting as may be required or permitted pursuant to the Applicable Regulations.

In administering the ownership restriction provisions of the articles of the Company and the Applicable Regulations, including, without limitation, in making any directors’ determination, the Company and any of its directors, officers, employees and agents may rely on, among other things, the Company’s central securities register.

The ownership restriction provisions of the articles of the Company shall cease to be binding on the Company and its shareholders upon the repeal of the Applicable Regulations, and shall cease to be applicable and binding to the extent permitted by all of the Telecommunications Act, the Radiocommunication Act and the Broadcasting Act, from time to time.

TELUS Shareholder Rights Plan

TELUS first adopted a shareholder rights plan in March 2000. In May 2010, the holders of the Common Shares and Non-Voting Shares ratified a substantially similar shareholder rights plan. On May 9, 2013, the holders of the Common Shares approved the amendment of, and reconfirmation of, the shareholder rights plan (the “Rights Plan”), which among other things, reflects the elimination of the Non-Voting Share class from TELUS’ authorized share structure, and at the annual general meeting held on May 5, 2016, the holders of the Common Shares approved the reconfirmation of the Rights Plan. Under the Rights Plan, TELUS issued one right (a “Right”) in respect of each Common Share outstanding as at such date. On May 9, 2019, the holders of the Common Shares ratified and confirmed a new shareholder rights plan (the “New Rights Plan”). The terms of the New Rights Plan are substantially similar to the terms of the Rights Plan and rights plans adopted recently by other Canadian issuers. The primary substantive differences between the New Rights Plan and the Rights Plan are to reflect changes to the take-over bid regime that were adopted in 2016 by the Canadian Securities Administrators, including to amend the definition of a Permitted Bid to provide that it must be outstanding for a minimum period of 105 days or such shorter period (determined in accordance with specific provisions of Canadian securities laws) that a take-over bid must remain open for deposits of securities. The New Rights Plan has a term of nine years subject to approval of its continuance by the shareholders of the Company at the annual meetings of the Company in 2022 and 2025. The Rights will separate from the Common Shares and will be exercisable ten trading days after a person has acquired, or commences to acquire, 20% or more of the Common Shares, other than by acquisition pursuant to a takeover bid permitted by the New Rights Plan (a “Permitted Bid”). The acquisition by any person (an “Acquiring Person”) of more than 20% of the Voting Shares (as defined in the New Rights Plan), other than by way of a Permitted Bid, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten trading days after the occurrence of the Flip-in Event, each Right (other than those held by the Acquiring Person), will permit the purchase of $320 worth of Common Shares for $160 (i.e. at a 50% discount).

Corporate Governance

Objects and Purposes of the Company

The Company is incorporated under the Business Corporations Act (British Columbia). The Company’s articles place no restrictions on its objects and purposes.

Directors

A director who has an interest in a contract or transaction that is material to the company, whether made or proposed, must disclose the nature and extent of such interest to the Company in accordance with the provisions of the Business Corporations Act. Subject to certain exceptions set out in the Business Corporations Act, a director shall not vote on any director’s resolution to approve any contract or transaction with the Company in which such director has a disclosable interest.

The remuneration of the directors is from time to time determined by the Company’s Board of Directors, acting upon the recommendation of the Corporate Governance Committee of the Board of Directors (the “Corporate Governance Committee”). The Corporate Governance Committee is comprised entirely of independent directors.

Redemption Provisions, Sinking Fund Provisions, Liability to Further Capital Calls and Discrimination

There are no redemption provisions or sinking fund provisions attached to any currently outstanding class of shares of the Company. There is no liability with respect to further capital calls attached to any such class of shares. There are no provisions in the articles of the Company discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares, attached to any class of shares of the Company, subject to the limitations on foreign ownership of our Common Shares as described under —Limitations on Foreign Ownership. Since the Company is a reporting issuer in Canada, public resale of Common Shares held by a “control person” (as such term is defined in Canadian securities legislation) would have to meet certain conditions in order to be exempted from the prospectus requirement.

Meetings of Shareholders

Under the Business Corporations Act, an annual general meeting (“AGM”) of shareholders must be called within 15 months of the previous AGM. We must give our shareholders written notice of the time and place of an AGM not less than 21 days and not more than two months before the date of the AGM. For the purpose of determining shareholders entitled to receive notice of, and to vote at, an AGM, the directors may fix in advance a date as the record date for such determination, but such record date shall not precede by more than two months the date of the AGM.

Under our articles, our directors may convene a meeting of shareholders at any time.

Under the Business Corporations Act, a shareholder meeting may also be called by one or more shareholders of the Company so long as such shareholders hold in the aggregate, on the date the meeting requisition is received by the Company, at least 1/20 of the issued shares of the Company that carry the right to vote at general meetings. After receiving such requisition, our directors must, subject to certain exceptions set out in the Business Corporations Act, call a shareholder meeting, to be held not more than four months after the date on which the requisition is received by the Company, to transact the business stated in the requisition. If our directors do not call such meeting within 21 days after receiving the requisition, the requisitioning shareholders, or any one or more of them holding, in the aggregate, more than 1/40 of the issued shares of the Company that carry the right to vote at general meetings, may send notice of a general meeting to be held to transact the business stated in the requisition.

Pursuant to our articles, the only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors of the Company, the auditor of the Company and others who, although not entitled to vote, are entitled or required under any provision of the Business Corporations Act, the special rights and restrictions attaching to their shares or our articles to be present. Any other person may be admitted only with the invitation of the chair of the meeting or on the consent of the directors.

Share Transfers

Our articles do not contain any restrictions on transfers of our Common Shares, subject to the Company’s receipt of certain written instruments evidencing ownership of such Common Shares to be transferred, as required by the articles, and the limitations on foreign ownership of our Common Shares as described below under —Limitations on Foreign Ownership.

Limitation on Foreign Ownership

There are limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights associated with our Common Shares. See —Common Shares—Ownership and Voting Restrictions above.

Change in Control

There are no provisions in our articles that would have the effect of delaying, deferring or preventing a change in control of the Company, and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company.

Other than provisions relating to any required shareholder approvals and required filings, the Business Corporations Act does not contain any provisions that would have the effect of delaying, deferring or preventing a change of control of the Company.

However, since the Company is a reporting issuer in Canada, change in control transactions are subject to Canadian securities legislation and the Company has also adopted a shareholder rights plan addressing outstanding gaps of the Canadian securities legislation regime and ensuring that shareholders have an equal opportunity to participate in a change in control transaction. The shareholder rights plan was amended and restated by the Company and the amended and restated shareholder rights plan was adopted by the shareholders at the annual meeting of shareholders held on May 9, 2019. See —Common Shares—TELUS Shareholder Rights Plan. A summary of the amended and restated shareholder rights plan adopted by the shareholders may be viewed in the Company’s 2021 Information Circular filed on EDGAR and incorporated by reference into this prospectus.

Ownership Threshold

There are no provisions in our articles or in the Business Corporation Act governing the threshold above which shareholder ownership must be disclosed, other than the disclosure requirements included in Form 51-102F5 of National Instrument 51-102 Continuous Disclosure obligations of the Canadian Securities Administrators.

Changes in the Capital of the Company

There are no conditions imposed by our articles with respect to changes in the capital of the Company that are more stringent than those required by the Business Corporations Act.

Changes in the Rights of Holders

Special rights and restrictions attached to any class of shares may be created, varied or deleted pursuant to our articles, subject to the Business Corporations Act and the special rights and restrictions attached to any such class.

Under our articles, a special resolution (requiring the affirmative vote of two-thirds of the votes cast on the resolution) is necessary to create special rights or restrictions for (and attach those special rights or restrictions to), or vary or delete any special rights or restrictions attached to, shares of any class or series of shares which have been issued. An ordinary resolution (requiring the affirmative vote of a majority of the votes cast on the resolution) is necessary to create special rights or restrictions for (and attach those special rights or restrictions to), or vary or delete any special rights or restrictions attached to, shares of any class or series of shares which have not been issued.

Additionally, the rights, privileges, restrictions and conditions attached to our First Preferred Shares may only be added to, changed or removed with the approval of the holders of First Preferred Shares, such approval which may be given in such manner as may then be required by law, subject to a minimum requirement that such approval given by resolution signed by the holders of not less than two-thirds of the First Preferred Shares then outstanding or passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of First Preferred Shares duly called for that purpose.

Additionally, the rights, privileges, restrictions and conditions attached to our Second Preferred Shares may only be added to, changed or removed with the approval of the holders of Second Preferred Shares, such approval which may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the Second Preferred Shares then outstanding or passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Second Preferred Shares duly called for that purpose.

GENERAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a Participant in the Plan who, at all relevant times and for purposes of the Tax Act, is not (and is not deemed to be) resident in Canada, beneficially owns the Common Shares acquired under the Plan, and does not use or hold (and is not deemed to use or hold) Common Shares in, or in the course of, carrying on a business in Canada (a “Non-Resident Participant”). This discussion does not apply to: (i) a Non-Resident Participant that carries on (or is deemed to carry on) an insurance business in Canada and elsewhere, or (ii) an authorized foreign bank (as defined in the Tax Act) and such Non-resident Participants should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published by it in writing prior to the date hereof. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law or administrative policy or assessing practice, whether by way of legislative, governmental or judicial decision or action, nor does it take into account other federal, provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Participant, and no representations concerning the tax consequences to any particular Participant or prospective shareholder are made. Participants should consult their own tax advisors with respect to the tax consequences of participating in the Plan having regard to their particular circumstances.

Dividends

Canadian withholding tax at a rate of 25% (subject to reduction under the provisions of any applicable income tax treaty or convention) will be payable on the gross amount of dividends paid or credited (or deemed to be paid or credited) on the Common Shares to a Non-Resident Participant. The rate of withholding tax applicable to a dividend paid on the Common Shares to a Non-Resident Participant who is a resident of the United States for purposes of the Canada-United States Tax Convention (the “Convention”), beneficially owns the dividend, and qualifies for the full benefits of the Convention, will generally be reduced to 15%.  The amount of dividends to be reinvested under the Plan will be reduced by the amount of tax withheld.

The Company reserves the right to require Non-Resident Participants who wish to claim the benefits of an applicable tax treaty or convention to provide certification of eligibility for such benefits.

Disposition of Common Shares

A Non-Resident Participant will generally not be subject to tax under the Tax Act in respect of any capital gain realized by such Participant on a disposition (or deemed disposition) of Common Shares provided that the Common Shares are not “taxable Canadian property” of the Non-Resident Participant for purposes of the Tax Act. Provided the Common Shares are listed on a “designated stock exchange” (which currently includes the TSX and NYSE), Common Shares generally will not constitute taxable Canadian property of a Non-Resident Participant unless, at any time during the 60-month period immediately preceding their disposition by the Non-Resident Participant, (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned or belonged to any combination of: (A) the Non-Resident Participant, (B) persons not dealing at arm’s length with the Non-Resident Participant, and (C) partnerships in which the Non-Resident Participant or a person not dealing at arm’s length with the Non-Resident Participant holds a membership interest directly or indirectly through one or more partnerships, and (ii) more than 50% of the fair market value of the Common Shares was derived, directly or indirectly, from one or any combination of (A) real or immoveable property situated in Canada, (B) Canadian resource properties (as defined in the Tax Act), (C) timber resource properties (as defined in the Tax Act), or (D) options in respect of, or interests in, or for civil law rights in, any such properties whether or not the property exists.

Even if the Common Shares are considered taxable Canadian property of a Non-Resident Participant, a taxable capital gain resulting from the disposition (or deemed disposition) of the Common Shares will not be included in computing the Non-Resident Participant’s income for purposes of the Tax Act if the Common Shares are “treaty-protected property” for purposes of the Tax Act. Common Shares will generally be treaty-protected property if the gain from the disposition (or deemed disposition) of such Common Shares would, because of an applicable income tax treaty or convention, be exempt from tax under the Tax Act.

Non-Resident Participants should consult their own tax advisors with respect to whether their Common Shares are taxable Canadian property or treaty-protected property.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to participation in the Plan by U.S. Participants (as defined below) that hold our Common Shares, acquired pursuant to the Plan, as capital assets (generally, property held for investment). For purposes of this discussion, a “U.S. Participant” generally means a beneficial owner of our Common Shares enrolled in the Plan that is, for U.S. federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person under applicable Treasury regulations.

THIS DISCUSSION IS INCLUDED HEREIN AS GENERAL INFORMATION ONLY. ACCORDINGLY, PROSPECTIVE U.S. PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular U.S. Participant in light of that U.S. Participant’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular U.S. Participants in light of their individual circumstances or to participants subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations;

•	banks and other financial institutions;

•	brokers or dealers in securities or currencies;

•	regulated investment companies;

•	real estate investment trusts;

•	U.S. Participants that hold our Common Shares as part of a straddle, hedge, appreciated financial position, conversion transaction or other risk reduction strategy;

•	persons liable for alternative minimum tax;

•	persons that have a “functional currency” other than the U.S. dollar;

•	persons that generally mark their securities to market for U.S. federal income tax purposes;

•	persons that are required to report income no later than when such income is reported in an “applicable financial statement”;

•	persons that own, or have at any time during the preceding five years owned, directly, indirectly or constructively, 10% or more of our common stock (by vote or value) for U.S. federal income tax purposes; and

•	certain U.S. expatriates.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) participates in the Plan, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partner or partnership should consult its tax advisor as to the particular U.S. federal income tax considerations relating to participation in the Plan.

Tax Considerations Relating to Dividend Reinvestment

In the case of a Treasury Purchase, a U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the fair market value on the applicable Dividend Payment Date of the Common Shares purchased with reinvested dividends plus the amount of any Canadian withholding tax withheld therefrom. The fair market value of the Common Shares purchased from us on the applicable Dividend Payment Date may be higher or lower than the price used to determine the number of Common Shares so purchased pursuant to the Plan. In the case of a Market Purchase, a U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by us (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions, fees, transaction costs or other related charges paid by us that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) will be such U.S. Participant’s tax basis in the Common Shares purchased. A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph will be subject to U.S. federal income tax in the same manner as cash distributions described below. See “Tax Considerations Relating to Purchase, Ownership and Disposition of Common Shares—Cash Distributions; —Backup Withholding Tax and Information Reporting.”

If U.S. backup withholding tax applies to any dividends paid that are to be reinvested in Common Shares, the number of Common Shares credited to your account will be reduced as a result of such backup withholding tax. See “Tax Considerations Relating to Purchase, Ownership and Disposition of Common Shares—Backup Withholding Tax and Information Reporting.”

Tax Considerations Relating to Optional Cash Investments

In the case of a Treasury Purchase, a U.S. Participant will be treated as having received a distribution for U.S. federal income tax purposes as a result of such acquisition in an amount equal to the excess, if any, of (i) the fair market value of the Common Shares on the Investment Date, over (ii) the optional cash payment made. In the case of a Market Purchase, a U.S. Participant will be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to any brokerage commissions, fees, transaction costs or other related charges paid by us that are allocable to the Plan administrator’s purchase of Common Shares on behalf of such U.S. Participant. A U.S. Participant’s tax basis in the Common Shares purchased will be equal to the cost paid by the Plan Agent to acquire such Common Shares, plus the amount (if any) treated as a distribution for U.S. federal income tax purposes. The U.S. Participant’s holding period for those Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph will be subject to U.S. federal income tax in the same manner as cash distributions described below. See “Tax Considerations Relating to Purchase, Ownership and Disposition of Common Shares — Cash Distributions; — Backup Withholding Tax and Information Reporting.”

Tax Considerations Relating to Purchase, Ownership and Disposition of Common Shares

Cash Distributions

Subject to the application of the PFIC (as defined below) rules discussed below: a U.S. Participant that receives a cash distribution with respect to a Common Share generally will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian tax withheld from such distribution) to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the amount of such distribution exceeds such current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Participant’s tax basis in such Common Share and thereafter will be treated as gain from the sale or exchange of such Common Share. The Company does not currently expect to calculate its earnings and profits under United States federal income tax principles and cannot provide U.S. Participants with such information. Therefore, U.S. Participants should expect the entire amount received pursuant to the Plan to be treated as a dividend if such amount is treated as a distribution as described above.

The U.S. dollar value of any distribution on Common Shares made in Canadian dollars generally should be calculated by reference to the exchange rate between the U.S. dollar and the Canadian dollar in effect on the date of receipt of such distribution by the U.S. Participant (or the Plan Agent on behalf of the U.S. Participant), regardless of whether the Canadian dollars so received are in fact converted into U.S. dollars. If the Canadian dollars so received are converted into U.S. dollars on the date of receipt, such U.S. Participant generally should not recognize foreign currency gain or loss on such conversion. If the Canadian dollars so received are not converted into U.S. dollars on the date of receipt, such U.S. Participant generally will have a tax basis in such Canadian dollars equal to the U.S. dollar value of such Canadian dollars on the date of receipt. Such tax basis will be used to measure gain or loss from a subsequent conversion or other disposition of the Canadian dollars. Any gain or loss on a subsequent conversion or other taxable disposition of such Canadian dollars generally will be treated as ordinary income or loss to such U.S. Participant and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes.

Cash distributions on Common Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for U.S. foreign tax credit purposes as “passive category income” or, in the case of some U.S. Participants, as “general category income.” Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations. A U.S. Participant may be eligible to elect to claim a U.S. foreign tax credit against its U.S. federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the Common Shares. A U.S. Participant that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Participant elects to do so with respect to all foreign income taxes paid or accrued in such taxable year. Special rules apply in determining the amount allowable to be claimed as a foreign tax credit with respect to excess distributions received by a U.S. Participant from a PFIC. The rules relating to U.S. foreign tax credits are very complex, and each U.S. Participant is urged to consult its own tax advisor regarding the application of such rules.

If, as expected, Common Shares are readily tradable on an established U.S. securities market within the meaning of the Code or (if Common Shares are not so tradable) if the Company is eligible for benefits under the Treaty, and if certain holding period and other requirements are met, including that the Company is not a PFIC for the taxable year or the immediately preceding taxable year, dividends received by non-corporate U.S. Participants will be “qualified dividend income” to such U.S. Participants. Qualified dividend income received by a non-corporate U.S. Participant (including an individual) from the Company will be subject to U.S. federal income tax at preferential rates.

U.S. Participants that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Common Shares, subject to certain limitations and exceptions.

Passive Foreign Investment Company Considerations

Special adverse tax rules may apply to U.S. Participants if the Company is treated as a “passive foreign investment company” (“PFIC”), under United States federal income tax rules at any time during a U.S. Participant’s holding period in such holder’s Common Shares. A non-U.S. corporation is treated as a PFIC if during any taxable year, 75% or more of its gross income consists of certain types of “passive” income, or 50% or more of its assets are “passive assets.” The Company believes that it was not a PFIC in 2020, and the Company does not expect to become a PFIC in 2021 or any subsequent year. Furthermore, the Company has no reason to believe it has been a PFIC in any taxable year prior to 2020. However, because this determination is made annually at the end of such taxable year and is dependent upon a number of factors, some of which are beyond the Company’s control, there can be no assurance that the Company will not become a PFIC in any taxable year or that the IRS will agree with the Company’s conclusion regarding its PFIC status. If the Company is a PFIC in any taxable year, U.S. Participants could suffer adverse consequences, including being subject to increased tax liability (generally including an interest charge) upon the receipt of certain distributions treated as “excess distributions” or the possible characterization of gain from the sale, exchange or other taxable disposition of Common Shares as ordinary income. U.S. Participants are urged to consult their own tax advisors regarding the adverse United States federal income tax consequences of owning stock of a PFIC.

Sale, Exchange or Other Taxable Disposition of Common Shares

Subject to the application of the PFIC rules discussed above, a U.S. Participant generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of a Common Share and when it receives cash payments for fractional shares credited to its account on exiting from the Plan or otherwise. The amount of gain or loss will equal the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and such U.S. Participant’s adjusted tax basis in such Common Share. Such capital gain or loss generally will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Participants) or loss if, on the date of sale, exchange or other taxable disposition, the Common Share or fraction thereof was held by such U.S. Participant for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States for U.S. foreign tax credit purposes.

Backup Withholding Tax and Information Reporting

Under certain circumstances, U.S. backup withholding tax and/or information reporting may apply to U.S. Participants with respect to payments made on or proceeds from the sale, exchange or other taxable disposition of Common Shares, unless an applicable exemption is satisfied. U.S. Participants that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding also will not apply to a U.S. Participant that furnishes a correct taxpayer identification number and certifies on an IRS Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Participant that fails to provide the correct taxpayer identification number on IRS Form W-9 or any successor form may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding tax rules will be allowed as a credit against a U.S. Participant’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Participant furnishes the required information to the IRS on a timely basis.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Norton Rose Fulbright Canada LLP, Toronto, Ontario, Canada. Norton Rose Fulbright Canada LLP has, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States. The statements made in this prospectus as to matters of United States law have been reviewed for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to TELUS’ Annual Report on Form 40-F and the effectiveness of TELUS’ internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 8. Indemnification of Directors and Officers

Sections 160 to 163 of the Business Corporations Act (British Columbia) (successor to the Company Act (British Columbia)) provide as follows:

160 Subject to section 163, a company may do one or both of the following:

(a)	indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b)	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

161 Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a)	has not been reimbursed for those expenses, and

(b)	is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

162 (1) Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2) A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

163 (1) A company must not indemnify an eligible party under section 160 (a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

(2) If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a)	indemnify the eligible party under section 160 (a) in respect of the proceeding;

(b)	pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.

Article 20 of the Articles of the Registrant provides as follows:

“Indemnification”

20.2 Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.3 Non-Compliance with Business Corporations Act

The failure of an eligible party, or any other person to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.4 Company May Purchase Insurance

Subject to the limitations contained in the Business Corporations Act, the Company may purchase and maintain insurance for the benefit of any person referred to in this Article 20.

To the extent permitted by law, the Company has entered into an indemnification agreement with its directors for liabilities incurred while performing their duties. The Company also maintains Directors’ & Officers’ Liability and Fiduciary Liability insurance which protect individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 9. Exhibits

The following exhibits have been filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Dividend Reinvestment and Share Purchase Plan Enrollment Form of TELUS Corporation
4.2	Amended and Restated Dividend Reinvestment and Share Purchase Plan of TELUS Corporation
5.1	Opinion of Norton Rose Fulbright Canada LLP as to the legality of the securities being registered
8.1	Opinion of Norton Rose Fulbright Canada LLP regarding tax matters (contained in Exhibit 5.1)
8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding tax matters
23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm
23.2	Consent of Norton Rose Fulbright Canada LLP (contained in Exhibit 5.1)
23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 8.2)
24.1	Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-3)

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Dividend Reinvestment and Share Purchase Plan Enrollment Form of TELUS Corporation
4.2	Amended and Restated Dividend Reinvestment and Share Purchase Plan of TELUS Corporation
5.1	Opinion of Norton Rose Fulbright Canada LLP as to the legality of the securities being registered
8.1	Opinion of Norton Rose Fulbright Canada LLP regarding tax matters (contained in Exhibit 5.1)
8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding tax matters
23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm
23.2	Consent of Norton Rose Fulbright Canada LLP (contained in Exhibit 5.1)
23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 8.2)
24.1	Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-3)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 12th day of August, 2021.

TELUS CORPORATION

By:	/s/ Darren Entwistle
	Name:	Darren Entwistle
	Title:	President and Chief Executive Officer

By:	/s/ Doug French
	Name:	Doug French
	Title:	Executive Vice-President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers, directors, and Authorized Representative in the United States of TELUS Corporation hereby constitutes and appoints Darren Entwistle, Doug French and Andrea Wood or any of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this registration statement, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto the said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Darren Entwistle	Director, President and Chief Executive	August 12, 2021
Darren Entwistle	Officer (Principal Executive Officer)

/s/ Doug French	Executive Vice-President and Chief Financial	August 12, 2021
Doug French	Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ R.H. (Dick) Auchinleck	Chair	August 12, 2021
R.H. (Dick) Auchinleck

/s/ Raymond T. Chan	Director	August 12, 2021
Raymond T. Chan

/s/ Hazel Claxton	Director	August 12, 2021
Hazel Claxton

/s/ Lisa de Wilde	Director	August 12, 2021
Lisa de Wilde
/s/ Thomas E. Flynn	Director	August 12, 2021
Thomas E. Flynn

/s/ Mary Jo Haddad	Director	August 12, 2021
Mary Jo Haddad

/s/ Kathy Kinloch	Director	August 12, 2021
Kathy Kinloch

/s/ Christine Magee	Director	August 12, 2021
Christine Magee

/s/ John Manley	Director	August 12, 2021
John Manley

/s/ David Mowat	Director	August 12, 2021
David Mowat

/s/ Marc Parent	Director	August 12, 2021
Marc Parent

/s/ Denise Pickett	Director	August 12, 2021
Denise Pickett

/s/ W. Sean Willy	Director	August 12, 2021
W. Sean Willy

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of TELUS Corporation in the United States in the State of Delaware, Country of the United States of America, on this 12th day of August, 2021.

PUGLISI AND ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director